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Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

as Buyer,

INSIGHT FIRST, INC.,

as Seller,

and

The Stockholders of Insight First, Inc.

named on the signature page hereto.

Dated as of January 21, 2003

EXECUTION COPY

TABLE OF CONTENTS

Article I DEFINITIONS		1
1.01	Definitions.	1
Article II PURCHASE AND SALE		5
2.01	Purchase and Sale.	5
2.02	Excluded Assets.	6
2.03	[INTENTIONALLY OMITTED]	6
2.04	Assumption of Liabilities.	6
2.05	Excluded Liabilities.	6
2.06	Assignment of Contracts and Rights.	7
2.07	Purchase Price; Earn-Out; Allocation of Purchase Price.	8
2.08	Closing.	11
Article III REPRESENTATIONS AND WARRANTIES OF SELLER and Seller's stockholders		11
3.01	Organization and Qualification.	12
3.02	Corporate Authorization.	12
3.03	Non-Contravention.	12
3.04	Required Consents.	12
3.05	Absence of Certain Changes.	12
3.06	Personal Property.	12
3.07	Title to Purchased Assets.	13
3.08	Litigation.	13
3.09	Material Contracts.	13
3.10	Licenses and Permits.	14
3.11	Compliance with Laws.	14
3.12	Proprietary Rights.	14
3.13	No Undisclosed Liabilities.	16
3.14	Employees; Labor Matters.	16
3.15	Taxes.	16
3.16	Acquisition of Buyer Common Stock for Investment; Ability to Evaluate and Bear Risk.	16
3.17	Financial Statements and Controls.	17
3.18	Employee Plans; ERISA.	17
3.19	Finders' Fees.	18
3.20	Condition of Assets.	18
3.21	Receivables.	18
3.22	Solvency.	18
3.23	Disclosures.	18
3.24	No other Representations.	18
Article IV REPRESENTATIONS AND WARRANTIES OF BUYER		19
4.01	Organization and Qualification.	19
4.02	Corporate Authorization.	19
4.03	Non-Contravention.	19
4.04	SEC Filings; Financial Statements.	19
4.05	Issuance of Shares.	20

4.06	Capitalization.	20
4.07	Finders' Fees.	20
4.08	Disclosures.	20
4.09	No other Representations.	20
Article V COVENANTS OF the parties		20
5.01	Access.	20
5.02	Exclusive Dealing.	21
5.03	[INTENTIONALLY OMITTED]	21
5.04	Conduct of Business.	21
5.05	Missed Assets.	21
5.06	Notice of Developments.	22
5.07	Best Efforts; Further Assurances.	22
5.08	Certain Filings.	22
5.09	Confidentiality.	22
5.10	Mail and Communications.	22
5.11	Tax Filings.	23
5.12	Public Announcements.	23
5.13	Tax Matters.	23
5.14	Continuation of Seller; Distribution of Purchase Price Shares.	23
5.15	Name Change of Buyer.	23
5.16	Payment of Accounts Payable; Application Of Initial Cash Payment.	23
Article VI		24
6.01	Employment Agreements.	24
6.02	Released Employee Agreements.	24
Article VII EMPLOYEE BENEFITS		24
7.01	Employees and Offers of Employment.	24
Article VIII		24
8.01	Seller's and Seller's Stockholders' Covenant.	24
8.02	Interpretation.	25
Article IX CONDITIONS TO CLOSING; right to terminate		25
9.01	Conditions to the Obligations of Each Party.	25
9.02	Conditions to the Obligations of Buyer.	25
9.03	Conditions to the Obligations of Seller.	26
9.04	Right to Terminate Agreement.	26
9.05	Termination Procedures.	27
9.06	Effect of Termination.	27
Article X INDEMNIFICATION AND SURVIVAL		27
10.01	Indemnification Obligations.	27
10.02	Security for Indemnification Obligations of Seller.	30
10.03	Survival.	30
Article XI		30
11.01	Notices.	30
11.02	Amendments; No Waivers.	31

11.03	Expenses.	31
11.04	Successors and Assigns.	31
11.05	No Third-Party Beneficiaries.	31
11.06	Governing Law.	31
11.07	Counterparts; Effectiveness.	31
11.08	Entire Agreement.	31
11.09	Captions.	32
11.10	Incorporation of Exhibits and Schedules.	32

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT dated as of January 21, 2003 by and among 24/7 Real Media, Inc., a Delaware corporation ("Buyer"), Insight First, Inc., a Delaware corporation (the "Seller") and the Stockholders of Seller (each a "Seller's Stockholder") named on the signature page hereto. Buyer, Seller and the Seller's Stockholders are sometimes collectively referred to herein as the "Parties" and individually as a "Party."

WITNESSETH:

        WHEREAS, Buyer, among other things, is engaged in the provision of ad-serving technology and solutions; and

        WHEREAS, Buyer desires to acquire, and Sellers desire to sell, the assets, properties and rights of Sellers listed on Schedule 2.01 relating to Sellers' web analytics solutions, including the Intellectual Property relating to the products known as "Insight First Precision" and "Insight First R2" (collectively, the "Business"), upon the terms and subject to the conditions set forth in this Agreement (the "Acquisition"); and

        WHEREAS, the Board of Directors of Seller has determined that it is in the best interests of Seller and Seller's Stockholders that Seller sell the Purchased Assets (as defined below) to Buyer, upon the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

        1.01    Definitions.

        The following terms, as used herein, have the following meanings:

        "Acquisition" is defined in the first recital of the preamble to this Agreement.

        "Additional Indemnity Payments" is defined in Section 10.01 of this Agreement.

        "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person.

        "Allocation Statement" is defined in Section 2.07 of this Agreement.

        "Ancillary Agreements" is defined in Section 2.08 of this Agreement.

        "Assignment of Intellectual Property Agreement" means that Assignment of Intellectual Property from Seller to Buyer, in substantially the form attached hereto as Exhibit A.

        "Assumed Liabilities" is defined in Section 2.04 of this Agreement.

        "Benefit Arrangement" means an employment, change in control, severance or similar contract, arrangement or policy and each plan or arrangement providing for severance pay, life insurance or healthcare or welfare coverage (including any self-insured arrangements), flexible spending accounts or cafeteria benefit programs under Code Section 125, workers' compensation, disability benefits, dependent care benefits, supplemental unemployment benefits, vacation benefits, fringe benefits, pension or retirement benefits or providing for deferred compensation, profit-sharing, cash or stock bonuses, stock options, stock appreciation rights, stock purchase or other forms of incentive compensation or post-retirement life insurance, health care or disability coverage that (i) is not an Employee Plan and (ii) is sponsored maintained or contributed to (or is required to be contributed to) by Seller or any of their ERISA Affiliates.

        "Bill of Sale, Assignment and Assumption Agreement" means the Bill of Sale, Assignment and Assumption Agreement between Buyer and Seller, in substantially the form attached hereto as Exhibit B.

        "Business" is defined in the first recital of the preamble to this Agreement.

        "Buyer" is defined in the preamble to this Agreement.

        "Buyer Common Stock" means Buyer's newly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share.

        "Buyer Indemnified Parties" is defined in Section 10.1 of this Agreement.

        "Buyer SEC Documents" is defined in Section 4.04 of this Agreement.

        "Buyer Plan" is defined in Section 7.01 of this Agreement.

        "Calculation Date" is defined in Section 10.01 of this Agreement.

        "Closing" is defined in Section 2.08 of this Agreement.

        "Closing Date" is defined in Section 2.08 of this Agreement.

        "Closing Five-Day Average Stock Price" means the average of the closing sale prices of a share of Buyer Common Stock as reported on the NSM for the period of five consecutive trading days ending on the trading day immediately preceding the Closing.

        "Closing Memorandum" means the Closing Memorandum which describes the additional certificates, documents, letters and other deliverables, if any, requested by Buyer and Seller, respectively, as conditions to their respective obligations to effect the Closing.

        "COBRA" is defined in Section 2.05 of this Agreement.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Confidentiality Agreement" means the confidentiality agreement between Buyer and Seller dated October 11, 2002.

        "Contracts" means all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments listed on Schedule 2.01.

        "Conversion Price" means initially the Closing Five Day Average Stock Price prior to the Closing, as the same may be adjusted from time to time pursuant to Section 2.07.

        "Damages" is defined in Section 10.1 of this Agreement.

        "Earn-Out Payments" is defined in Section 2.07 of this Agreement.

        "Employee Plan" means each "employee benefit plan" of Seller, as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is sponsored, maintained or contributed to (or is required to be contributed to) by either Seller or any of its ERISA Affiliates, as the case may be.

        "Employment Agreements" is defined in Section 6.01 of this Agreement.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

        "Escrow Agent" is defined in Section 2.07 of this Agreement.

        "Escrow Agreement" means the Escrow Agreement by and among Buyer, Seller and the Escrow Agent, in substantially the form attached hereto as Exhibit E.

        "Escrow Fund" is defined in Section 2.07 of this Agreement.

        "Exchange Act" means the Securities Exchange. Act of 1934, as amended.

        "Excluded Assets" is defined in Section 2.02 of this Agreement.

        "Excluded Liabilities" is defined in Section 2.05 of this Agreement.

        "Fair Market Value" is defined in Section 10.01 of this Agreement.

        "Financial Statements" is defined in Section 3.17 of this Agreement.

        "Fiscal Year" means the fiscal year of Buyer which, for all purposes of this Agreement, shall be on a calendar year basis ending on December 31.

        "Floor" is defined in Section 10.01 of this Agreement.

        "GAAP" is defined in Section 3.17 of this Agreement.

        "Incremental Payment" is defined in Section 2.07 of this Agreement.

        "Incremental Payment Date" is defined in Section 2.07 of this Agreement.

        "Indemnified Party" is defined in Section 10.01 of this Agreement.

        "Indemnifying Party" is defined in Section 10.01 of this Agreement.

        "Indemnity Shares" is defined in Section 2.07 of this Agreement.

        "Initial Cash Payment" is defined in Section 2.07 of this Agreement.

        "Initial Stock Payment" is defined in Section 2.07 of this Agreement.

        "Intellectual Property" is defined in Section 3.12 of this Agreement.

        "IRS" means the Internal Revenue Service.

        "Licensed IP" is defined in Section 3.12 of this Agreement.

        "Lien" means, with respect to any asset, any mortgage, lien (including any tax lien), pledge, charge, security interest or encumbrance of any kind in respect of such asset.

        "Liquid Stock" is defined in Section 10.01 of this Agreement.

        "Litigation Conditions" is defined in Section 10.01 of this Agreement.

        "Locked-up Stock" is defined in Section 10.01 of this Agreement.

        "Material Adverse Effect" means any change in or effect on the Business or the Purchased Assets that is materially adverse to the business, assets, financial condition or results of operations of the Business taken as a whole; provided, however, that in no event shall any of the following, in and of itself, be considered a Material Adverse Effect: (a) any adverse change to the extent, but solely to the extent, attributable to the announcement or pendency of the Acquisition, including any cancellations of or delay in customer orders, any reduction in sales or revenues, any disruption in supplier, distributor, partner or similar relations or any loss of employees, in each case attributable to the announcement or pendency of the Aquisition; (b) any adverse change attributable to general economic or general industry conditions affecting the Business, the U.S. economy as a whole or foreign economies in any locations where the Business is conducted; or (c) any adverse change arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof.

        "Material Contracts" is defined in Section 3.09 of this Agreement.

        "Missed Asset" means any of the following that is omitted from Schedule 2: (a) any contract or other asset related primarily to the Business in effect prior to the Closing Date, and (b) any of Seller's Intellectual Property in existence or in development or testing on or prior to the Closing Date that would have been necessary, material or reasonably expected to be used in the business and operations of the Business.

        "NSM" means the Nasdaq Small Cap Market or, if Buyer Common Stock is no longer eligible for quotation on the NSM, such other service upon which the share price of Buyer Common Stock is then reported, including, without limitation, the over-the-counter bulletin board system.

        "Non-Competition Period" is defined in Section 8.01 of this Agreement.

        "Paid Claim" is defined in Section 10.01 of this Agreement.

        "Permits" is defined in Section 3.10 of this Agreement.

        "Permitted Liens" is defined in Section 3.06 of this Agreement.

        "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Pledge and Security Agreement" means the Pledge and Security Agreement by and between Buyer and Seller, in substantially the form attached hereto as Exhibit M.

        "Pre-Closing Period" is defined in Section 5.01 of this Agreement.

        "Purchase Price" is defined in Section 2.07 of this Agreement.

        "Purchase Price Shares" means any amount of consideration paid, or to be paid, by Buyer to Seller in the form of Buyer Common Stock.

        "Purchased Assets" is defined in Section 2.01 and includes those assets, properties and rights listed on Schedule 2.01.

        "Released Employee" is defined in Section 6.02 of this Agreement.

        "Representatives" means Seller's or Buyer's respective officers, directors, employees, accountants, counsel, consultants, advisors, agents and Affiliates.

        "Required Consent" is defined in Section 3.04 of this Agreement.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" is defined in Section 3.16 of this Agreement.

        "Seller" is defined in the preamble to this Agreement.

        "Seller Indemnified Parties" is defined in Section 10.01 of this Agreement.

        "Seller's Stockholder(s)" is defined in the preamble to this Agreement.

        "Tax" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, and including any interest, penalties or additions to tax.

        "Third-Party Claim" is defined in Section 10.01 of this Agreement.

        "Transferred Employee" is defined in Section 7.01 of this Agreement.

        "2003 Minimum Amount" is defined in Section 2.07 of this Agreement.

        "2004 Minimum Amount" is defined in Section 2.07 of this Agreement.

ARTICLE II

PURCHASE AND SALE

        2.01    Purchase and Sale.    On the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, all right, title and interest of Seller in, under and to all of the Purchased Assets which shall include, without limitation, the following:

        (a)  All interests in machinery, equipment, copiers, computers, furniture, fixtures, supplies, other tangible personal property and fixed assets and all proprietary rights relating thereto (the "Personal Property"), including without limitation those listed under the heading Personal Property on Schedule 2.01 hereto, subject to changes in the ordinary course of business, consistent with prior practice, since the date specified on Schedule 2.01;

        (b)  All lease deposits, prepaid expenses, and prepaid property taxes (the "Current Assets"), including, without limitation, those current assets listed under the heading Current Assets on Schedule 2.01 hereto;

        (c)  All claims and rights under all agreements, contracts, contract rights, licenses, evidences of indebtedness, purchase and sale orders, quotations and other executory commitments but, subject to Section 2.04, excluding any liabilities associated therewith (collectively, the "Contracts"), including, without limitation those listed under the heading Contracts on Schedule 2.01 hereto;

        (d)  All franchises, licenses, permits, consents, authorizations and approvals of any federal, state or local regulatory, administrative or other governmental agency or body, that are not listed on Schedule 2.01 under the heading "Non-Transferable Governmental Permits" (the "Non-Transferable Governmental Permits"), including but not limited to those listed on Schedule 2.01 under the heading "Transferable Governmental Permits" (those franchises, franchises, licenses, permits, consents, authorizations and approvals that are not Non-Transferable Governmental Permits are hereinafter referred to as the "Transferable Governmental Permits");

        (e)  All rights in and to inventions, formulae, process engineering, art works, schematic drawings, secret processes, product plans, logos, trademarks, trademark applications, service marks, copyrights, trade names, trade secrets, know-how, technical information, patents, patent applications, software, databases, and source code (collectively, the "Proprietary Rights"), including without limitation those listed under the heading Proprietary Rights on Schedule 2.01;

        (f)    Originals of all sales invoices, revenue registers and accounts receivable records, and originals of all warranties on all supplies and equipment, files, papers and all other records of Seller, that relate to the Business (collectively the "Records");

        (g)  All rights under express or implied warranties from suppliers of Seller and/or the Business to the extent assignable;

        (h)  All causes of action, judgments and claims or demands of whatever kind or description of Seller, or that arise out of or relate to the Business;

        (i)    All rights and interests of Seller to the proceeds of insurance claims arising from damage to the Purchased Assets prior to Closing;

        (j)    All employee and customer lists and records of Seller;

        (k)  All goodwill of the Business (the "Goodwill"); and

        The assets, properties, and rights to be conveyed, sold, transferred, assigned, and delivered to Purchaser pursuant to this Section 2.01 are sometimes hereinafter collectively referred to as the "Purchased Assets."

        2.02    Excluded Assets.    Buyer expressly understands and agrees that the Non-transferable Government Permits and all assets, properties and rights of Seller not specifically listed on Schedule 2.01 (the "Excluded Assets") shall be excluded from the Purchased Assets, including without limitation:

        (a)  Cash, cash equivalents and accounts receivable booked by Buyer and earned through the Closing Date;

        (b)  Any refund or credit (a) related to taxes paid prior to the Closing Date, whether such refund is received as a payment or as a credit against future taxes payable, or (b) arising under any Contracts and relating to a period before the Closing Date;

        (c)  Notwithstanding anything to the contrary in Section 2.01(f), any of Seller's certificate of incorporation (or other similar organizational documents), corporate seal, minute books and other corporate books, and any of Seller's Business information relating to stockholder and optionee matters, equity and debt financing matters, mergers and acquisition matters, personnel and human resources matters (excluding matters relating to the Transferred Employees) and litigation; and

        (d)  Claims or rights against third parties to the extent such claims relate to the Excluded Assets or the Excluded Liabilities.

        2.03    [INTENTIONALLY OMITTED]

        2.04    Assumption of Liabilities.

        (a)  On the Closing Date, Buyer shall assume and, from and after the Closing Date, shall perform all of the obligations of Seller arising out of the Contracts (to the extent, but only to the extent, such obligations are apparent on the face of such Contracts) expressly listed on Schedule 2.04, to the extent accruing on or after the Closing Date and to the extent not attributable to any default or failure by Seller to comply with the terms thereof prior to the Closing Date (such obligations, collectively, the "Assumed Liabilities"); and

        (b)  Beginning on the commencement date set forth in each Employment Agreement, and pursuant to each such Employment Agreement, Buyer shall assume and agree to pay all of the direct costs and expenses relating to the Transferred Employees, as set forth on Schedule 2.04.

        2.05    Excluded Liabilities.    Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming and shall have no liability for any other liability or obligation of Seller or any of its respective Affiliates (or any predecessor owner of all or part of their business and assets) of whatever nature whether presently in existence or arising or asserted hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller or its respective Affiliates and Seller shall duly and timely pay, perform and discharge all such liabilities and obligations relating to the Purchased Assets (all such liabilities and obligations not being assumed being herein referred to as the "Excluded

Liabilities"). Without limiting the foregoing, none of the following shall be Assumed Liabilities for the purposes of this Agreement:

          (i)    any obligation or liability for Tax arising from the operation of the Business prior to the Closing Date;

          (ii)  any obligation or liability of Seller or any of its Affiliates arising out of or relating to the ownership or operation of the Purchased Assets or the Business prior to the Closing Date (including any predecessor operations), including any obligations to Seller's employees, independent contractors, customers, vendors and advertisers and any claims, obligations or litigation arising out of or relating to events or conditions occurring prior to the Closing Date;

          (iii)  any liabilities or obligations under or with respect to any Employee Plans and Benefit Arrangements and liabilities whenever incurred for accrued payroll, accrued bonus and accrued vacation for the Transferred Employees or Released Employees;

          (iv)  any liability or obligation relating to an Excluded Asset;

          (v)  any liabilities or obligations for continued health care coverage for any employees or other qualified beneficiaries under Code Section 4980B ("COBRA") who have a qualifying COBRA event prior to the Closing Date;

          (vi)  any liability or obligation of Seller or its Affiliates arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, and related fees and expenses of counsel, accountants, brokers, finders and other experts;

          (vii) any liability or obligation of Seller relating to any current, former or retired employees, except for the liabilities and obligations relating to the Transferred Employees set forth on Schedule 2.04;

          (viii)all pending litigation set forth on Schedule 3.08 and any other pending litigation relating to the Business prior to the Closing Date, or any claims, suits or actions arising on or after the Closing Date, but solely to the extent that such litigation, claims, actions or suits relate to activities of either of the Sellers or the conduct of the Business prior to the Closing Date;

          (ix)  any liability relating to checks outstanding on the Closing Date;

          (x)  any indebtedness or obligation owing by Seller, including advances and loans (other than those included in the Assumed Liabilities); and

          (xi)  all liabilities and obligations arising out of Seller's failure to comply with any law, regulation, ordinance, order, writ, judgment, injunction, decree or other requirement of any governmental body or court in connection with the Business prior to the Closing Date.

        2.06    Assignment of Contracts and Rights.

        Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right thereto or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder. Each of Seller and Buyer will use its respective best efforts (but without any payment of money by Seller or Buyer) to obtain the consent of the other parties for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, each of Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to

Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller's obligations, any and all rights of Seller against a third party thereto. Seller will promptly pay to Buyer when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.

        2.07    Purchase Price; Earn-Out; Allocation of Purchase Price.

        (a)  Consideration. Upon the terms and subject to the conditions contained in this Agreement, in consideration for the Purchased Assets and in full payment therefor, Buyer will pay to the Seller, for the benefit of the Seller, the purchase price set forth in Section 2.07(b) and Buyer will assume all the Assumed Liabilities, if any (the "Purchase Price").

        (b)  Amount. The Purchaser shall pay or deliver, as the case may be, to the Seller or to Seller's Stockholders, as the case may be, the Purchase Price for the Assets as follows:

          (i)    One Hundred Fifty Thousand Dollars ($150,000) in cash, payable to Seller by check or wire transfer at the time of Closing (the "Initial Cash Payment");

          (ii)  At the time of the Closing, the number of shares of Buyer's Common Stock (the "Initial Stock Payment") (rounded to the nearest whole share) determined by dividing One Million Dollars ($1,000,000) by the Conversion Price (as adjusted); and

          (iii)  Up to Two Million Two Hundred Thousand Dollars ($2,200,000) in cash or in Buyer Common Stock, or in any combination thereof, as determined by Buyer, in Buyer's sole and absolute discretion, shall be paid pursuant to the terms and conditions of this Section 2.07 (each such payment shall be referred to as an "Incremental Payment" and such amounts shall be referred to collectively as the "Earn-Out Payments"), provided that, with respect to the applicable Incremental Payment, or portion thereof, if any, to be paid in Buyer Common Stock, the number of shares of Buyer Common Stock shall be determined by dividing the amount to be paid in Buyer Common Stock by the Conversion Price (as adjusted); and

          (iv)  Buyer shall assume the Assumed Liabilities at Closing.

        (c)  Earn-Out Payments. Buyer shall pay to Seller Earn-Out Payments as follows:

Year ending December 31, 2003 Gross Revenue related to Purchased IP	2003 Incremental Payment
$1,000,000 (the "2003 Minimum Amount")	$300,000
$1,500,000	$450,000
$2,000,000	$600,000
$2,500,000	$750,000
$3,000,000	$900,000
$4,000,000 and above	$1,200,000

Year ending December 31, 2004 Gross Revenue Related to Purchased IP	2004 Incremental Payment
$1,000,000 (the "2004 Minimum Amount")	$250,000
$1,500,000	$375,000
$2,000,000	$500,000
$2,500,000	$635,000
$3,000,000	$750,000
$4,000,000 and above	$1,000,000

        With respect to each threshold level of Gross Revenue related to Purchased IP above, the applicable Incremental Payment, if any, shall be determined on an "at and beyond/ up to but not including" basis such that, for example, the 2003 Incremental Payment shall be $300,000 for all amounts of Gross Revenue related to Purchased IP at and beyond $1,000,000 up to but not including $1,500,000. In the event that Gross Revenue Related to Purchased IP is less than the 2003 Minimum Amount or the 2004 Minimum Amount, as the case may be, no Incremental Payment shall be due and payable, or recouped or recoupable, in a later period, for the applicable fiscal year of Buyer.

        (d)  Determination of Gross Revenue Related to Purchased IP. The Determination of "Gross Revenue Related to Purchased IP" and any determination of whether the criteria for an Incremental Payment has been achieved shall be made initially by Buyer based on the audited financial statements of Buyer, with respect to the Incremental Payment in accordance with the procedures set forth in Exhibit C hereto. Unless Seller objects in writing to any Incremental Payment achievement within thirty (30) business days of the receipt of such determination from Buyer, such determination shall be conclusive and binding on Seller. In the event Seller disputes any such determination within such thirty (30) day period based on the financial criteria set forth in Exhibit C hereto, the financial portion of such determination (including, to the extent necessary, Buyer financial statements on which such determination is based) shall be reviewed by a neutral accounting firm selected jointly by Buyer and Seller, provided that each of Buyer and Seller shall consent to the selection of any of the top national four accounting firms (other than the auditor of Buyer). Any adjustment in the financial portion of such determination made by such accounting firm shall, to the extent practicable, be made within thirty (30) days following the engagement of such accountants, and any such determination shall be conclusive and binding on the Parties. The expense of such accounting firm shall be borne as follows: (i) if the determination results in favor of Seller, then Buyer shall bear such cost; or (ii) if the determination does not result in favor of Seller, then Seller shall bear such cost.

        (e)  Incremental Payment Dates. The Incremental Payments, if any, shall be paid annually within ninety (90) days following the last day of each applicable calendar year of Buyer (the "Incremental Payment Date"), subject to the completion of Buyer's annual audit and receipt by Buyer of audited financial statements. A computation of the Gross Revenues related to Purchased IP for the applicable period will be prepared by Buyer in the form of a report in accordance with the principles set forth on Exhibit C and delivered to Seller on the applicable Incremental Payment Date.

        (f)    Adjustments to Conversion Price for Buyer Common Stock.

          (i)    Initial Stock Payment. With respect to the Initial Stock Payment, the Conversion Price equal the Closing Five Day Average Stock Price prior to the Closing, provided, however, that such price, if less than $0.206 shall be adjusted to equal $0.206; and provided, further, however that, at the time of the Closing, Buyer shall issue to Seller the number of shares of Buyer's Common Stock (the "Initial Stock Payment") (rounded to the nearest whole share) determined by dividing One Million Dollars ($1,000,000) by the Conversion Price.

          (ii)  2003 Incremental Payment. With respect to the 2003 Incremental Payment or any portion thereof to be made in Buyer Common Stock, if any, the Conversion Price shall be the average of the closing sale prices of a share of Buyer Common Stock as reported on the NSM for the year ended December 31, 2003 of Buyer, provided, however, that such price shall not be adjusted to be less than $0.25 nor more than $1.00; and provided, further, however that, at the time of the Incremental Payment Date, Buyer shall issue to Seller the number of shares of Buyer's Common Stock (the "2003 Incremental Payment") (rounded to the nearest whole share) determined by dividing the dollar amount of the 2003 Incremental Payment, or portion thereof, to be made in Buyer Common Stock, if any, by the adjusted Conversion Price.

          (iii)  2004 Incremental Payment. With respect to the 2004 Incremental Payment or any portion thereof to be made in Buyer Common Stock, if any, the Conversion Price shall be the average of the closing sale prices of a share of Buyer Common Stock as reported on the NSM for the year ending December 31, 2004 of Buyer, provided, however, that such price shall not be adjusted to be less than $0.25 nor more than $3.00; and provided, further, however that, at the time of the Incremental Payment Date, Buyer shall issue to Seller the number of shares of Buyer's Common Stock (the "2004 Incremental Payment") (rounded to the nearest whole share) determined by dividing the dollar amount of the 2004 Incremental Payment, or portion thereof, to be made in Buyer Common Stock, if any, by the adjusted Conversion Price.

          (iv)  Certain Other Adjustments; No Additional Payments. In addition to the foregoing adjustments, the Conversion Price shall be adjusted to give effect to stock splits, reverse stock splits, stock dividends and similar actions undertaken by Buyer. For the avoidance of doubt, if, as a result of an adjustment in the Conversion Price below the limits set forth above in clause (ii) or (iii) above, as the case may be, the amount of any Incremental Payment exceeds the value of the Purchase Price Shares actually delivered by Buyer to Seller, Buyer shall not, and shall have no obligation to, make any additional payment to Seller in cash or Buyer Common Stock, to account for such excess and the amount of the Incremental Payment shall be deemed to be reduced to equal to the value of the Purchase Price Shares (and or cash) actually delivered by Buyer to Seller.

        (g)  Registration Rights. The Purchase Price Shares delivered in connection with the Initial Stock Payment shall benefit from the Registration Rights, and be subject to the restrictions, set forth on Exhibit G attached hereto.

        (h)  Lock-Up Restrictions. The Purchase Price Shares shall be subject to the Lock-Up Restrictions set forth on Exhibit H attached hereto.

        (i)    Distribution of Purchase Price Shares to Seller's Stockholders. In the event that Seller requests that Buyer deliver Purchase Price Shares to any stockholder of Seller, Seller shall deliver such request in writing to Buyer and such request shall be accompanied by a certificate signed by each member of the Board of Directors of Seller and setting forth the unanimous written consent of the Board of Directors: (i) an instruction to Seller to deliver one or more stock certificates to the stockholders of Buyer; (ii) a schedule setting forth names, amounts and addresses of such stockholders of Seller for such distribution; (iii) a statement that Seller shall have no liability whatsoever to Buyer for, and Buyer shall indemnify Seller against all losses arising out of, Buyer's undertaking to distribute to such Purchase Price Shares in accordance with Seller's instruction; (iv) upon request by Buyer, an opinion of counsel to the effect that such distribution will not violate, or require registration under, the Securities Act of 1933, as amended; and (v) the delivery to Buyer, for cancellation, as applicable, of any stock certificate delivered to Seller at Closing. Any transfer and delivery of Purchase Price Shares to Seller's Stockholders pursuant hereto may be effected, at the option of Buyer, by mailing a stock certificate to such Seller's Stockholder's certified mail or to Seller. Exhibit I attached hereto is a complete list of all of Seller's Stockholders.

        (j)    Escrow Agreement; Indemnity Shares. At the Closing, the Parties will enter into an escrow agreement (the "Escrow Agreement") substantially in the form attached hereto as Exhibit E with a financial institution to be mutually selected by Buyer and Seller serving as the escrow agent (the "Escrow Agent"). At the Closing, Buyer will deposit into escrow such number of shares of Buyer Common Stock equal to the Seller's Shareholder's pro rata percentage (which shall not be less than 23.8%) of the Initial Stock Payment, which shares shall be held in escrow as provided in the Escrow Agreement for the satisfaction of indemnity claims (the "Indemnity Shares"). As provided in more detail in the Escrow Agreement, the Indemnity Shares shall be held in escrow for a period of twelve (12) months following the Closing Date, together with any cash generated by the sale of the Indemnity Shares (such cash, together with the Indemnity Shares, the "Escrow Fund") as provided in the Escrow Agreement. The Indemnity Shares shall be held and disbursed to the Buyer to the extent contemplated pursuant to the indemnification provisions of Article X below, and otherwise to the Seller's Stockholder. Seller and Buyer agree that each will execute and deliver such reasonable instruments and documents as are furnished by any other party to enable such furnishing party to receive those portions of the Indemnity Shares to which the furnishing party is entitled under the provisions of the Escrow Agreement and this Agreement.

        (k)  Allocation of Purchase Price. Prior to the Closing, Buyer and Seller shall agree upon a statement (the "Allocation Statement"), setting forth the allocation of the Purchase Price (together with the Assumed Liabilities) among the Purchased Assets, in accordance with their relative fair market values, and Buyer and Seller agree to report the sale and purchase of the Assets consistent with such allocation for Tax purposes, provided that the Allocation Statement shall be acceptable to Buyer's auditors. In the event that such allocation is not acceptable to Buyer's auditors, Buyer and Seller agree to modify such Allocation Statement to the extent required to make such Allocation Statement acceptable to Buyer's auditors. Such valuations will be for the sole purpose of allocating the Purchase Price plus the Assumed Liabilities among the Purchased Assets. Buyer will notify Seller as promptly as practicable after the date upon which its auditors render a determination of the allocation. Seller agrees to provide Buyer promptly with any information required to complete Internal Revenue Service Form 8594, if applicable. Buyer will prepare and file, subject to the prior approval of Seller, which approval will not be unreasonably withheld, Form 8594, if applicable, in accordance with such allocation. The Parties will report the transactions contemplated by this Agreement for Federal income tax and all other Tax purposes in a manner consistent with the allocations agreed to by the parties pursuant to this Section 2.7. Each Party will notify and provide the other party with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Purchase Price plus the Assumed Liabilities.

        2.08    Closing.

        The closing (the "Closing") of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at 2:00 p.m., New York City time, on January 21, 2003, at the offices of Buyer, 1250 Broadway, 28th Floor, New York, New York 10001, or at such other time or place as Buyer and Seller may agree (the "Closing Date"). At the Closing:

        (a)  Buyer shall issue and deliver to Seller the Initial Cash Payment in certified check or immediately available funds by wire transfer pursuant to the instructions set forth in writing to Buyer;

        (b)  Buyer shall issue and deliver to, and in the name of, Seller, one or more certificates evidencing the Purchase Price Shares (or irrevocable instructions to Buyer's transfer agent to issue such Purchase Price Shares in the name of Seller, with the certificates representing such Purchase Price Shares to follow as soon as practicable after the Closing Date), provided that the Indemnity Shares shall be retained in the possession of Escrow Agent pursuant to the terms of the Escrow Agreement;

        (c)  Seller and Buyer shall enter into Bill of Sale, Assignment and Assumption Agreement, Assignment of Intellectual Property Agreements, that certain agreements with respect to Transferred Employees and Released Employees (collectively, the "Ancillary Agreements"), and Seller shall deliver to Buyer such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets;

        (d)  Each of Seller and Buyer shall also execute and deliver all such instruments, documents and certificates as may be reasonably requested by the other party that are necessary, appropriate or desirable for the consummation at the Closing of the transactions contemplated by this Agreement (in each case, as may be described in the Closing Memorandum).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER'S STOCKHOLDERS

        Each of Seller, and each Seller's Stockholder, hereby, jointly and severally, represents and warrants to Buyer, subject to the exceptions specifically disclosed in writing in the corresponding sections or subsections of Seller's disclosure schedules or in any other section or subsection of Seller's disclosure schedules if it is reasonably apparent that such disclosure applies that:

        3.01    Organization and Qualification.

        Seller has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

        3.02    Corporate Authorization.

        The execution, delivery and performance by it of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby are within it's respective corporate powers and have been duly authorized by all necessary corporate action on their part. This Agreement and each of the Ancillary Agreements to which it is a party have been duly executed and delivered by it and constitute its valid and binding agreements enforceable against it in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar law affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        3.03    Non-Contravention.

        Except as set forth on Schedule 3.03, the execution, delivery and performance by it of this Agreement and each of the Ancillary Agreements to which it is a party do not and will not (i) contravene or conflict with its corporate charter or bylaws, as applicable; (ii) contravene or conflict with or constitute a violation of any provision of any law or regulation, judgment, injunction, order or decree binding upon or applicable to it or the Business; or (iii) result in the creation or imposition of any Lien on any Purchased Asset, other than Permitted Liens; except in the case of clauses (ii) and (iii) above, such contravention, conflict, or violation which would not, individually or in the aggregate, have a Material Adverse Effect.

        3.04    Required Consents.

        Schedule 3.04 sets forth each Contract or Permit requiring a consent, waiver, authorization or approval as a result of the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, except for such Contracts or Permits where the failure to obtain such consents would not, individually or in the aggregate, have a Material Adverse Effect if not received by the Closing Date (each such consent, a "Required Consent").

        3.05    Absence of Certain Changes.

        Since December 31, 2002 and, except as set forth on Schedule 3.05 hereto and as contemplated by this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, there has not been any Material Adverse Effect or event, occurrence, development or state of circumstances known to Seller which would reasonably be expected to result in a Material Adverse Effect.

        3.06    Personal Property.

        (a)  Schedule 2.01(a) sets forth a description of all machinery, equipment, furniture, spare and replacement parts, fixed assets, furnishings, fixtures, computer equipment, computer hardware, office equipment, office supplies, goods, and other tangible personal property used in the Business and included in the Purchased Assets, subject to consumption and use in the ordinary course of business and or an "as is, where is" basis.

        (b)  No Purchased Asset is subject to any Lien except as set forth on Schedule 3.06(b) and except for the following (collectively, the "Permitted Liens"),:

          (i)    liens for taxes not yet due;

          (ii)  liens for inchoate mechanics' and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of the Business; or

          (iii)  liens and imperfections of title the existence of which would not materially adversely affect the use of the property subject thereto.

        3.07    Title to Purchased Assets.

        As of the Closing Date, Seller will have good and valid title to each of the Purchased Assets, free and clear of all Liens, except Permitted Liens and, upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens, except for Permitted Liens.

        3.08    Litigation.

        Except as set forth on Schedule 3.08, there is no action, suit, investigation or proceeding pending against or, to the best of its knowledge, threatened against Seller or any Purchased Asset before any court or arbitrator or any governmental body, agency or official. There is no judgment, order, injunction, decree, fine, penalty or award outstanding (whether rendered by a court, administrative agency or arbitrator) against Seller or by which Seller is bound which relates to either the Business or any of the Purchased Assets.

        3.09    Material Contracts.

        (a)  Except for the Contracts (the "Material Contracts") disclosed in Schedule 3.09, Seller is not a party to or subject to any of the following agreements, contracts or commitments relating solely to the Business:

          (i)    any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by Seller or pursuant to which in the last year Seller paid in the aggregate, $25,000 or more;

          (ii)  any sales, distribution or other similar agreement providing for the sale by Seller of materials, supplies, goods, services, equipment or other assets that provides for annual payments to Seller, or pursuant to which in the last year either Seller or an Affiliate received in the aggregate, $25,000 or more;

          (iii)  any material partnership, joint venture or other similar contract arrangement or agreement, or any material partnership, joint venture or other similar contract arrangement or agreement relating to the Purchased Assets;

          (iv)  any material contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by an asset) or any material contract for the deferred purchase price of any Purchased Asset;

          (v)  any material license agreement, franchise agreement or agreement in respect of similar rights granted to or held by Seller or any material license agreement, franchise agreement or agreement in respect of similar rights granted to or held by Seller with respect to the Purchased Assets;

          (vi)  any material agency, dealer, sales representative or other similar agreement, or material agency, dealer, sales representative or other similar agreement relating to the Purchased Assets; or

          (vii) any other agreement, contract or commitment not made in the ordinary course of business which is material to the Business.

        3.10    Licenses and Permits.

        Seller possesses all material permits, licenses, franchises, authorizations, orders, registrations, certificates, variances, approvals and other similar rights obtained from any federal, state, local or foreign governmental or regulatory entity (or any department, agency, authority or political subdivision thereof or any court or arbitrator) and all pending applications therefor to the extent relating to the Business and necessary or used in order to carry on the Business (the "Permits"). Schedule 3.10 hereto sets forth all Permits. Except as set forth on Schedule 3.10 hereto, Seller is in compliance in all material respects with all Permits; there are no proceedings pending or, to the knowledge of Seller, threatened, to revoke, suspend, cancel or modify any Permit; and, except as set forth on Schedule 3.10 hereto, all such Permits may be assigned to Buyer as contemplated hereby without the consent of the issuing authority. Seller knows of no reason why Buyer will not be able promptly to obtain all Permits necessary in order to carry on, or used in, the Business.

        3.11    Compliance with Laws.

        Seller is not in violation in any material respect of any applicable law, regulation, ordinance, order or any other requirement of any governmental body or court (including, without limitation, matters relating to securities, loans, employment and improper payments), and no notice has been received by Seller or any of its officers or directors alleging any such violation, except for violations which do not have or would not reasonably be expected to have a Material Adverse Effect.

        3.12    Proprietary Rights.

        (a)  Schedule 3.12(a) contains a complete and accurate list of the material Intellectual Property which forms a part of the Purchased Assets, including the Licensed IP.

        (b)  Schedule 3.12(b) contains a complete and accurate list of all: (i) Licensed IP (other than standard, commercially available off-the-shelf software); and (ii) written agreements by which Seller authorizes a third party to use the Intellectual Property which forms part of the Purchased Assets. Neither Seller, nor, to the best of Sellers' knowledge, any other party, is in breach of or default under any such license or other agreement, and except as set forth on Schedule 3.12(b), each such license or other agreement, to the best of Seller's knowledge, is now and, subject to obtaining any required consent to the assignment thereof by Seller to Buyer, upon the Closing shall be, valid and in full force and effect. Seller has the right to prosecute, defend and bring infringement actions for the Intellectual Property that it owns.

        (c)  Except as set forth in Schedule 3.12(c), Seller owns or is licensed or otherwise has the right to use all Intellectual Property included in the Purchased Assets.

        (d)  Except as set forth on Schedule 3.12(d), to the best of Seller's knowledge, the Intellectual Property which forms a part of the Purchased Assets does not violate or infringe the Intellectual Property rights of any third party. No written claim has been made or notice given to such effect. To the best of Seller's knowledge, no third party has violated or infringed any of the patents, industrial design rights, trademarks, service marks, trade names, trade dress, copyrights, trade secrets or other Intellectual Property rights included in the Purchased Assets. Except as set forth in Schedule 3.12(d), Seller has not given any indemnification to any third party against infringement of such Intellectual Property rights other than in the ordinary course of business.

        (e)  Seller has taken commercially reasonable steps to protect the confidential or proprietary information which forms a part of the Purchased Assets.

        (f)    Except as set forth on Schedule 3.12(f), Seller owns all right, title and interest in and to the Intellectual Property which forms a part of the Purchased Assets, to the best of Seller's knowledge, free and clear of all Liens (other than Permitted Liens) including, without limitation, claims or rights of joint owners and employees, agents, consultants or other parties involved in the development of any computer software. The Intellectual Property which forms a part of the Purchased Assets consists entirely of material: (i) which was created as a work for hire (as defined under U.S. copyright law) by a person or persons who were at the time of creation the regular, full-time, salaried employees of Seller or its respective predecessors, all rights in which are now owned by Seller or (ii) the IP ownership of which was duly licensed or fully and irrevocably transferred to Seller or its predecessors pursuant to a written agreement executed by the owner thereof.

        (g)  To the best of Seller's knowledge, the transactions contemplated under this Agreement do not and will not trigger any provision under any license or agreement related to the Licensed IP to renegotiate or increase the license, support or other fees or charges due under such license or agreement. All the licenses relating to Licensed IP constitute Contracts and, after any applicable consents are granted (all of such consents are listed on Schedule 3.12(g)), pursuant to the assignment of the Contracts to Buyer occurring hereunder, Buyer will succeed to all the rights of Seller to the Licensed IP.

        (h)  Seller has scanned the software which forms a part of the Purchased Assets for viruses, "worms," cancelbots, disabling or malicious code and no such code is contained therein.

        (i)    Seller has disclosed trade secrets of Seller included in the IP only to Persons that have executed written confidentiality agreements governing the use or disclosure of such trade secrets, except to the extent Seller disclosed such information in connection with making filings related to any Purchased Assets with governmental or regulatory authorities. Seller has required all professional and technical employees who provided services to Seller in connection with the IP to execute agreements under which such employees were required to convey to Seller ownership of all inventions and developments conceived or created by them in the course of their employment with Seller. To the best of Seller's knowledge, none of the activities of Seller's professional and technical employees who are providing services to Seller in connection with the IP is violating any agreement between any such employees and their former employers.

        (j)    As used herein, "Intellectual Property" or "IP" means, collectively, any and all of the following in any jurisdiction throughout the world: (i) U.S. and foreign patents, patent applications, patent disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations and extensions thereof, certificates of invention and registrations and applications for registrations, (ii) trademarks, service marks, trade dress, logos, slogans, trade names, service names and corporate names (whether or not registered), including all variations, derivations, combinations, and registrations and applications for registration or renewals of the foregoing and all goodwill associated therewith, (iii) copyrights, and registrations and applications for registration of copyrights, (iv) computer software programs and applications in both source and object code forms, data and documentation, sui generis database rights and statistical models, (v) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) Internet domain names and registrations and applications for registration or renewals thereof, (vii) all other intellectual property and proprietary rights, (viii) all goodwill and know how associated with any of the foregoing and all remedies against infringement, or other violation of any of the foregoing rights and rights of protection of an interest therein under the laws of all jurisdictions and (ix) copies and tangible embodiments thereof.

        (k)  As used herein, "Licensed IP" means any Intellectual Property set forth on Schedule 2.01 that is owned by parties other than Sellers.

        3.13    No Undisclosed Liabilities.

        As of the date of this Agreement, Seller has no material liabilities relating to the Purchased Assets or the Transferred Employees other than (i) liabilities under or relating to the contracts and other instruments identified on Schedule 3.09, (ii) liabilities incurred in the ordinary course of business or consistent with past practices, (iii) liabilities referred to in, or relating to matters referred to in, Seller's schedules attached hereto, (iv) liabilities under applicable legal requirements, (v) liabilities referred to in the written materials made available by Seller to Buyer during the period from December 31, 2002 through the date of this Agreement and (vi) liabilities otherwise made known to or discovered by Buyer in the course of Buyer's investigation of the Purchased Assets and the Transferred Employees and the operations conducted at Seller's offices during the period from December 31, 2002 through the date of this Agreement.

        3.14    Employees; Labor Matters.

        (a)  Schedule 3.14(a) sets forth a true and complete list of the names, titles and semi-monthly salaries of all Transferred Employees of Seller primarily engaged in the Business.

        (b)  A list and description of each material Employee Plan and Benefit Arrangement that covers any Transferred Employee is set forth on Schedule 3.14(b) and a true, correct and complete copy of each such Employee Plan and Benefit Agreement has previously been provided to Buyer.

        (c)  (i) Seller is not a party to any union or collective bargaining agreements covering any of the Transferred Employees and (ii) Seller does not know of any activities or proceedings of any labor union to organize any such employees. Seller is in compliance with all applicable laws relating to employment and employment practices, wages, hours and terms and conditions of employment, in each case relating to Transferred Employees primarily engaged in the Business, except to the extent that such non-compliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

        (d)  The consummation of the transactions contemplated by this Agreement shall not entitle any employee listed on Schedule 3.14(a) or former employee who was primarily engaged in the Business, to severance benefits, bonuses or other payment from Buyer.

        (e)  Seller has made available to Buyer accurate information with respect to the employment of, the job responsibilities of, the compensation payable by Seller to, the stock options of Seller held by and the employee benefits being provided to each of the Transferred Employees. As of the date of this Agreement, there are approximately 11 employees of Seller based at Seller's offices. Except as set forth on Schedule 3.14(e) there are no other Released Employees.

        3.15    Taxes.

        (i)    Seller has duly and timely filed all material Tax returns required to be filed with respect to the Business or the Purchased Assets, (ii) all material Taxes due and payable or required to be withheld by Seller with respect to the Business or the Purchased Assets have been paid or withheld, (iii) there are no pending Tax audits relating to the Business or the Purchased Assets and (iv) Seller has not received any Tax audit notice or any other notice or assessment to the effect that there is any unpaid interest, penalties or Taxes due or claimed to be due with respect to the Business or the Purchased Assets.

        3.16    Acquisition of Buyer Common Stock for Investment; Ability to Evaluate and Bear Risk.

        (a)  It is acquiring the Buyer Common Stock not with a view toward, or for sale in connection with, any distribution in violation of the Securities Act of 1933, as amended (the "Securities Act"). Seller and each Seller's Stockholder acknowledges and agrees that the Buyer Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws and subject to the limitations and conditions set forth in the Exhibit H.

        (b)  It (i) is able to bear the economic risk of holding the Buyer Common Stock for an indefinite period, (ii) can afford to suffer the complete loss of its investment in its portion of the Buyer Common Stock, and (iii) has knowledge and experience in financial and business matters such that Seller is capable of evaluating the risks of the investment in its portion of the Buyer Common Stock.

        (c)  It acknowledges and agrees that, except for certificates representing those shares of Buyer Common Stock which are subject to an effective Registration Statement filed by Buyer or until no longer required by applicable law, the certificates evidencing the shares of Buyer Common Stock issued in the Acquisition shall contain a legend substantially as follows (it being agreed that Buyer will provide replacement certificates without any such legend if not required by applicable law upon request by Seller or a Seller's Stockholder):

  The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares represented by this certificate may only be sold or transferred if they are at the time registered under the Securities Act of 1933 or if the sale or transfer thereof is not required to be so registered or is made pursuant to an exemption from registration provided by said Act or the rules and regulations promulgated thereunder. The shares represented by this certificate are subject to the restrictions set forth in the Asset Purchase Agreement, dated as of January 21, 2003, by and between 24/7 Real Media, Inc. and Insight First, Inc.

        3.17    Financial Statements and Controls.

        The books of account and related records of Seller for the Business reflect in all material respects and in reasonable detail the assets, liabilities and transactions relating to the Business. Included in Schedule 3.17 are unaudited consolidated balance sheets and unaudited statements of operations and unaudited statements of stockholders' equity, including notes thereto, as at and for the fiscal year ended December 31, 2001 and the nine month period ending September 30, 2002 for Seller (collectively, the "Financial Statements"). Such Financial Statements are correct and complete in all material respects and have been prepared in accordance with the books and records of the Seller and in accordance with U.S. generally accepted accounting principles ("GAAP"), consistently applied, and fairly present the financial condition of Seller at such dates and the results of operations and cash flows, and assets and liabilities of Seller as of their respective dates and for the periods covered thereby and then ended, except that the Financial Statements may not contain all required footnotes and are subject to normal year-end audit adjustments.

        3.18    Employee Plans; ERISA.

        With respect to each Employee Plan and Benefit Arrangement (each collectively referred to as a "Plan"), (i) each Plan has been maintained and operated in all material respects in accordance with its terms and applicable law, including without limitation ERISA and the Code (including rules and regulations thereunder): (ii) except as set forth on Schedule 3.18, each Plan intended to qualify under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that the Plan is qualified under Section 401 of the Code; (iii) no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted, or is anticipated against any Plan, any trustee or fiduciaries thereof, Seller or any ERISA Affiliate, any director, officer, or employee thereof, or any of the assets of any trust of any Plan (other than routine benefit claims); and (iv) no Plan is or is expected to be under audit or investigation by the Internal Revenue Service, Department of Labor, or any other governmental entity. No Plan is a "multi-employer plan," as defined in Section 3(37) of ERISA, or otherwise subject to Title IV of ERISA or Section 412 of the Code. No Plan currently covers or previously covered employees outside of the United States.

        3.19    Finders' Fees.

        There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

        3.20    Condition of Assets.

        The tangible Purchased Assets, to the best of Sellers' knowledge, are free from material defects, have been maintained in a commercially reasonable manner, and are in good operating condition and repair (subject to normal wear and tear).

        3.21    Receivables.

        Schedule 3.21 contains a complete and accurate list of all accounts, notes receivable and other receivables included in the Purchased Assets. All such accounts and notes receivable arising from or otherwise relating to the Business at the Closing Date are valid and genuine.

        3.22    Solvency.

        (a)  To the best of Seller's and Seller's Stockholder's knowledge, and based on the financial condition of Seller, as of the date hereof, Seller's assets do not constitute unreasonably small capital to carry out its business as now conducted; (b) Seller does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt); and (c) Seller is not subject to any Bankruptcy Event. The Board of Directors of Seller has determined that Seller shall receive not less than a reasonably equivalent value for the transactions contemplated hereby. "Bankruptcy Event" means any of the following events: (a) Seller commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to Seller; (b) there is commenced against Seller any such case or proceeding that is not dismissed within 60 days after commencement; (c) Seller is adjudicated insolvent or bankrupt, or any order of relief or other order approving any such case or proceeding is entered; (d) Seller suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) Seller makes a general assignment for the benefit of creditors; (f) Seller fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) Seller calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) Seller, by any act or failure to act, indicates its consent to, approval of or acquiescence in, any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

        3.23    Disclosures.

        No representation or warranty made by it in this Agreement, any schedule attached hereto or certificate furnished by it to Buyer pursuant to this Agreement or the Ancillary Agreements contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading in any respect.

        3.24    No other Representations.

        Each of Seller and each Seller's Stockholder acknowledges that, except as set forth in Article IV, Buyer has made no representation or warranty whatsoever to it; provided, however, that this section shall not be deemed to nullify, limit or otherwise affect any representation or warranty made by Buyer in any of the Ancillary Agreements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to Seller that:

        4.01    Organization and Qualification.

        Buyer has been duly incorporated and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

        4.02    Corporate Authorization.

        The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements, and the consummation by Buyer of the transactions contemplated hereby and thereby are within Buyer's powers and have been duly authorized by all necessary action on the part of Buyer. This Agreement and each of the Ancillary Agreements to which Buyer is a party have been, or will be in the case of the Ancillary Agreements, duly executed and delivered by Buyer and constitute valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar law affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        4.03    Non-Contravention.

        The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which Buyer is a party do not and will not (i) contravene or conflict with the organizational documents or bylaws of Buyer, (ii) contravene or conflict with or constitute a violation of any provision of any material law or regulation, judgment, injunction, order or decree binding upon or applicable to Buyer; or (iii) constitute a material default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation of Buyer or to a loss of any material benefit relating to Buyer's business to which Buyer is entitled under any provision of any material agreement, contract or other instrument binding upon Buyer or by which any of Buyer's assets is or may be bound.

        4.04    SEC Filings; Financial Statements.

        (a)  Copies of all reports, registration statements, proxy statements and other documents filed by Buyer with the SEC since January 1, 2001 (the "Buyer SEC Documents") have been made available to Seller for its review. All reports, statements and other documents required to have been filed by Buyer with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Buyer SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (b)  The consolidated financial statements contained in the Buyer SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of Buyer as of the respective dates thereof and the consolidated results of operations and cash flows of Buyer for the periods covered thereby.

        4.05    Issuance of Shares.

        The Purchase Price Shares to be issued to Seller, or Seller's Stockholders, as the case may be, hereunder has been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and free from all liens, and will not be subject to preemptive rights or other similar rights of stockholders of Buyers that have not been waived and will not impose personal liability upon the holder thereof.

        4.06    Capitalization.

        All issued and outstanding shares of Buyer's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws. Buyer has, as of the date hereof, and will have, as of the Closing Date, sufficient authorized Buyer Common Stock to satisfy its obligations under Section 2.01 hereof.

        4.07    Finders' Fees.

        There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

        4.08    Disclosures.

        No representation or warranty made by Buyer in this Agreement, any schedule attached hereto or certificate furnished by Buyer to Seller pursuant to this Agreement or the Ancillary Agreements contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading in any respect.

        4.09    No other Representations.

        Buyer acknowledges that, except as set forth in Article III, neither Seller nor any Seller's Stockholder has made any representation or warranty whatsoever to Buyer; provided, however, that this section shall not be deemed to nullify, limit or otherwise affect any representation or warranty made by Seller or a Seller's Stockholder in any of the Ancillary Agreements.

ARTICLE V

COVENANTS OF THE PARTIES

        5.01    Access.

        During the period from the date of this Agreement through the Closing Date (the "Pre-Closing Period"), Seller will, after receiving reasonable advance notice from Buyer, give Buyer reasonable access (during normal business hours) to Seller's offices and to Seller's books and records relating to the Purchased Assets and relating to the Transferred Employees, and will provide Buyer with such information regarding the Purchased Assets, the Transferred Employees and any other appropriate matters germane to the subject matter of this Agreement and the Ancillary Agreements as Buyer may reasonably request, for the sole purposes of enabling Buyer (i) to further investigate, at Buyer's sole expense, the Purchased Assets, the Transferred Employees and any other appropriate matters germane to the subject matter of this Agreement and the Ancillary Agreements and (ii) to verify the accuracy of the representations and warranties set forth in Article III; provided, however, that Buyer will not (without Seller's approval, which will not be unreasonably withheld) contact or otherwise communicate with any of the Transferred Employees. To the extent requested by Buyer, Seller will arrange to permit Buyer to conduct interviews of any of the Transferred Employees during the Pre-Closing Period. Seller will obtain the consent of the Transferred Employees to the disclosure of their respective personnel files to Buyer.

        5.02    Exclusive Dealing.

        During the Pre-Closing Period, Seller shall not (and shall not permit its Representatives), directly or indirectly, through any Representative or otherwise, provide information to, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person or entity relating to the acquisition of the voting securities or the assets of Seller or any of its subsidiaries, in whole or in part, whether through direct purchase, merger, consolidation, sale of stock or other business combination or joint venture. Seller shall immediately notify Buyer regarding any contact between Seller, or any of its Representatives, and any other person or entity regarding any such offer or proposal or any related inquiry.

        5.03    [INTENTIONALLY OMITTED]

        5.04    Conduct of Business.

        Except (i) as contemplated or permitted by this Agreement or any Seller schedule, (ii) as contemplated by any of the Ancillary Agreements, (iii) as may be necessary to carry out any of the transactions contemplated by this Agreement or the Ancillary Agreements, (iv) as may be necessary to facilitate compliance with any applicable legal requirement or the requirements of any Material Contract or (v) as approved by Buyer, during the Pre-Closing Period:

          (a)  Seller will (i) conduct its operations in the ordinary course and consistent with its past practices, to the extent such operations relate to the Purchased Assets, and (ii) use commercially reasonable efforts to maintain good relations with the Transferred Employees and the parties to the Material Contracts; and

          (b)  Seller will not (i) license or dispose of any Purchased Assets, (ii) prematurely terminate or materially amend, grant a sublicense under or assign any of the Material Contracts, (iii) commit a material breach of any Material Contract entered into after the date of this Agreement, (iv) make any material changes to the compensation or benefits provided by Seller to the Transferred Employees or (v) enter into any employment, bonus or severance agreement with any of the Transferred Employees.

If Seller requests Buyer's approval of a proposed action that would result in a breach by Seller of this Section, Buyer will respond promptly to Seller's request and will not unreasonably withhold its approval of the proposed action.

        5.05    Missed Assets.

        If, from and after the Closing Date until thirty (30) months thereafter, either Buyer or Seller in its good faith reasonable judgment becomes aware of any Missed Asset then such Party shall promptly inform the other of such discovery and, in the case of a Missed Asset, Seller shall convey promptly such Missed Asset to Buyer and following such conveyance such Missed Asset shall be deemed to be part of the Purchased Assets for purposes of this Agreement. If any Missed Asset is unable to be conveyed to Buyer pursuant to this Section, then Seller shall take all action reasonably necessary to permit Buyer to receive the benefit or use of such Missed Asset.

        5.06    Notice of Developments.

        Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Article III and Article IV above. No disclosure by any Party pursuant to this Section, however, shall be deemed to amend or supplement any Seller schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

        5.07    Best Efforts; Further Assurances.

        (a)  Subject to the terms and conditions of this Agreement and except as otherwise set forth in this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Each of Seller and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer title to the Purchased Assets as provided herein.

        (b)  Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller but for the benefit of Buyer, except as otherwise contemplated hereby, (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Buyer shall be entitled to retain for its account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

        5.08    Certain Filings.

        Each of Seller and Buyer shall cooperate with one another and shall use all reasonable efforts and take all reasonable steps to obtain all consents, approvals, waivers or other documents from any third parties, including any governmental authorities, and make all filings, registrations and other notifications, as may be required to consummate the transactions contemplated by this Agreement and, in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

        5.09    Confidentiality.

        The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Agreement, provided that, following the public announcement of the transactions contemplated by this Agreement, the Board of Directors of Seller may disclose to its security holders any information in order to satisfy its fiduciary duties thereto.

        5.10    Mail and Communications.

        Seller will promptly remit to Buyer any mail or other communications received by Seller relating to the Business or the Purchased Assets and any invoices received by Seller relating to Assumed Liabilities which are received by Seller from and after the Closing Date. Buyer will promptly remit to Seller any mail or other communications, including, without limitation, any written inquiries and payments received by Buyer relating to the Excluded Assets or to any business or activity of Seller and any invoices received by Buyer relating to liabilities of Seller other than the Assumed Liabilities which are received by Buyer from and after the Closing Date.

        5.11    Tax Filings.

        Seller shall cooperate with Buyer in the filing of any tax returns with respect to the Purchased Assets, including supplying in a timely manner any information with respect to such Purchased Assets that is reasonably necessary to complete such tax returns or make any distribution of assets to its shareholders.

        5.12    Public Announcements.

        Unless otherwise agreed by the parties, the initial press release concerning the transactions contemplated hereby shall be a press release approved by the parties to this Agreement; provided, however, that Buyer may make such public disclosure regarding this Agreement and the transactions contemplated hereby which the Buyer in good faith determines is necessary to comply with applicable law or, the requirements of the rules and regulations of the SEC or the NSM, in which case the Buyer shall use its best efforts to consult with Seller before issuing any such release or making any such public disclosure.

        5.13    Tax Matters.

        The parties acknowledge that the transactions provided for herein are intended not to constitute reorganizations within the meaning of section 368(a) of the Code and no party hereto shall take a position, on a tax return or otherwise, that the transactions constitute such reorganizations. Until the 15th month following the Closing Date, Seller shall not liquidate or dissolve or make any distribution that would result in a liquidation of Seller for United States federal income tax purposes.

        5.14    Continuation of Seller; Distribution of Purchase Price Shares.

        Seller shall continue to exist as a corporate legal entity following the Closing Date and shall not be legally dissolved before the date on which the final Earn-Out Payment, if any, contemplated by Section 2.07 has been determined and made by Buyer to Seller. Seller will only distribute the Purchase Price Shares to its stockholders in compliance with applicable securities laws. With respect to Purchase Price Shares to be distributed to Seller's Stockholders, prior to any such distribution, Seller shall acquire a written letter or representations from such Seller's Stockholder making the representations and warranties set forth in Sections 3.16.

        5.15    Name Change of Seller.

        As soon as possible after the Closing, Seller shall (i) change its corporate name to a name that does not include the words "Insight First" or any other words that are similar to Seller's prior corporate names or any of the products used in the Business and (ii) make all such filings as are necessary to reflect such change of corporate name in the State of Delaware and all other jurisdictions where Seller is qualified to do business, including the filing of certificates of termination of use of any assumed names.

        5.16    Payment of Accounts Payable; Application Of Initial Cash Payment.

        Upon receipt of the Initial Cash Payment contemplated by Section 2.07 of this Agreement, Seller shall use its best efforts to apply all Excluded Assets (including the Initial Cash Payment) to fully settle all outstanding liabilities of Seller including, without limitation, the extinguishment of outstanding debt. For the avoidance of doubt, Seller shall use the Initial Cash Payment and Seller's cash on hand at Closing, if any, to pay and satisfy, no later than thirty (30) days after the Closing, all accounts payable and accrued liabilities designated by Buyer in writing, if any. Upon request by Buyer, Seller will deliver to Buyer sixty (60) days after the Closing Date an Officer's Certificate of Seller, executed by an appropriate officer, which will certify, as of such date those designated accounts payable and accrued liabilities that have been satisfied and those that have not been satisfied.

ARTICLE VI

ADDITIONAL AGREEMENTS

        6.01    Employment Agreements.

        At or prior to the Closing Date, an acceptance of employment or an employment agreement as well as a non-competition and non-disclosure agreement, copies of which are set forth on Exhibit D (the "Employment Agreements"), shall have been executed and delivered by each of the Transferred Employees.

        6.02    Released Employee Agreements.

        Seller shall use its best efforts to cause each terminated employee of Seller (each, a "Released Employee") to execute and deliverer, at or prior to the Closing Date, an agreement, in substantially the form set forth in Exhibit J attached hereto (a "Released Employee Agreement"), addressing invention assignment, non-compete, non-solicitation, settlement and release matters, and other customary terms and provisions, provided, however that, in any event, Seller shall deliver a Released Employee Agreement from Tim Welles.

ARTICLE VII

EMPLOYEE BENEFITS

        7.01    Employees and Offers of Employment.

        (a)  Prior to the Closing Date, but effective as of the Closing, Buyer shall make offers of employment or consulting to the employees of Seller primarily engaged in the Business who are listed on Schedule 7.01 (each such person, upon accepting an offer of employment from Buyer, a "Transferred Employee"). Notwithstanding anything to the contrary contained herein, nothing herein shall prevent Buyer from (i) terminating any Transferred Employee in its sole discretion at any time and (ii) amending or terminating any Buyer Plan (as defined in Section 7.01(b) below).

        (b)  Effective as of the Closing, all Transferred Employees shall have voluntarily ceased active participation in all Employee Plans and Benefit Arrangements and Seller shall have terminated all such Employee Plans and Benefit Arrangements. As of such date, all Transferred Employees shall be permitted to participate in the plans, programs and arrangements of Buyer and its Affiliates relating to compensation and employee benefits (each, a "Buyer Plan") on the same terms as similarly situated employees of Buyers and its Affiliates.

ARTICLE VIII

NON-COMPETITION

        8.01    Seller's and Seller's Stockholders' Covenant.

        Each of Seller and each of the Seller's Stockholders covenants and agrees that, except as permitted under this Section, it will not: (a) engage in the Business anywhere in the world; and (b) for a period of one year commencing on the Closing Date (the "Non-Competition Period"), solicit any person who is, at that time or was within six (6) months prior to that time, a Transferred Employee for the purpose or with the intent of enticing such Transferred Employee away from or out of the employ of Buyer. For a period of one year commencing on the Closing, no Seller's Stockholder shall own, and Seller shall use its commercially reasonable efforts to ensure that no Seller's Stockholder owns, more than a fifty percent (50%) interest in any Person that engages in activities that compete with the Business

        8.02    Interpretation.

        If any provision contained in this Article VIII shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Article VIII, but this Article VIII shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Article VIII to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Each party acknowledges that the other would be irreparably harmed by any breach of this Article VIII and that there would be no adequate remedy at law or in damages to compensate a party for any such breach. Each party agrees that the other shall be entitled to seek injunctive relief requiring specific performance by a party of this Article VIII without the necessity of proving actual damages or the posting of a bond, and each party consents to the entry thereof.

ARTICLE IX

CONDITIONS TO CLOSING; RIGHT TO TERMINATE

        9.01    Conditions to the Obligations of Each Party.

        The obligations of Buyer and Seller to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions:

        (a)  Buyer, Seller and any other Parties thereto shall have executed and delivered to the other this Agreement and each of the Ancillary Agreements.

        (b)  Each of Seller and Buyer shall have received such closing documents as it may reasonably request, all in form and substance reasonably satisfactory to such requesting Party.

        (c)  Each of Seller and Buyer shall also execute and deliver all such instruments, documents and certificates as may be reasonably requested by the other party that are necessary, appropriate or desirable for the consummation at the Closing of the transactions contemplated by this Agreement (in each case, as may be described in the Closing Memorandum).

        9.02    Conditions to the Obligations of Buyer.

        The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions:

        (a)  Each of the representations and warranties of Seller and each Seller's Stockholder in this Agreement and each of the Ancillary Agreements shall be true and correct in all material respects except for the representations and warranties qualified by materiality which shall be true and correct in all respects, in each case on and as of the Closing Date as if made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

        (b)  Each of Seller and each Seller's Stockholder shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Agreements to be performed or complied with by each such Seller at or before the Closing.

        (c)  No injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued since the date of this Agreement by any United States federal or state court of competent jurisdiction and shall remain in effect; and no United States federal or state legal requirement that makes consummation of the transactions contemplated by this Agreement illegal shall have been enacted or adopted since the date of this Agreement and shall remain in effect.

        (d)  The Required Consents identified on Schedule 3.04 shall have been obtained.

        9.03    Conditions to the Obligations of Seller.

        The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions:

        (a)  Each of the representations and warranties of Buyer in this Agreement and each of the Ancillary Agreements shall be true and correct in all material respects except for the representations and warranties qualified by materiality which shall be true and correct in all respects, in each case on and as of the Closing Date as if made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

        (b)  Buyer shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Agreements to be performed or complied with by Buyer at or before the Closing.

        9.04    Right to Terminate Agreement.

        This Agreement may be terminated prior to the Closing:

        (a)  by the mutual written consent of the Parties;

        (b)  by either Party (by delivery of a written termination notification in accordance with Section 9.05) at any time after January 30, 2003 if the Closing has not taken place on or before January 30, 2003, unless the failure of the Closing to take place on or before such date is attributable to a breach by such Party of any of its obligations set forth in this Agreement or in any of the Ancillary Agreements;

        (c)  by Seller (by delivery of a written termination notification in accordance with Section 9.05) if (i) there shall have been a breach on the part of Buyer of any of its representations, warranties or covenants such that the condition set forth in Section 9.03(a) or Section 9.03(b), as the case may be, would not be satisfied as of the time of such breach, (ii) Seller shall have given written notice of such breach to Buyer, (iii) at least twenty (20) days shall have elapsed since the delivery of such written notice to Buyer, (iv) such breach shall not have been cured and (v) Buyer shall not be using its commercially reasonable efforts to attempt to cure such breach; or

        (d)  by Buyer (by delivery of a written termination notification in accordance with Section 9.05) if (i) there shall have been a breach on the part of Seller of any of its representations, warranties or covenants such that the condition set forth in Section 9.02(a) or Section 9.02(b), as the case may be, would not be satisfied as of the time of such breach, (ii) Buyer shall have given written notice of such breach to Seller, (iii) at least twenty (20) days shall have elapsed since the delivery of such written notice to Seller, (iv) such breach shall not have been cured and (v) Seller shall not be using its commercially reasonable efforts to attempt to cure such breach.

        9.05    Termination Procedures.

        If either Party wishes to terminate this Agreement pursuant to Section 9.04, such Party will deliver to the other Party a written termination notification stating that such Party is terminating this Agreement and setting forth a brief statement of the basis on which such Party is terminating this Agreement.

        9.06    Effect of Termination.

        Upon the termination of this Agreement pursuant to Section 9.04, neither Party will have any obligation or other liability to the other Party, except that (i) the Parties will remain bound by the provisions of Section 11 and by the provisions of the Confidentiality Agreements, and (ii) neither Party will be relieved of any liability for any breach of its obligation to consummate the transactions contemplated by this Agreement or its obligation to take any other action required to be taken by such Party at or before the Closing.

ARTICLE X

INDEMNIFICATION AND SURVIVAL

        10.01    Indemnification Obligations.

        Each of Seller and Buyer hereby agree as follows:

        (a)  Seller's and Seller's Stockholder's Indemnification Obligations.

          (i)    Subject to the limitations contained in this Article X, each of Seller and each Seller's Stockholder agrees to indemnify Buyer and its Affiliates and the respective Representatives of Buyer and its other Affiliates (the "Buyer Indemnified Parties") from, and hold the Buyer Indemnified Parties harmless from and against, any and all Damages arising out of or resulting from (A) any breach of any representation or warranty made by Seller or a Seller's Stockholder in this Agreement, (B) any breach of any covenant or agreement made by Seller or a Seller's Stockholder in this Agreement or in any Ancillary Agreement, (C) any Excluded Liability; (D) comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement and (E) the reasonable costs of enforcing any Buyer Indemnified Party's rights hereunder.

          (ii)  For purposes of this Agreement, the term "Damages" shall mean any and all losses, liabilities, obligations, damages (including governmental penalty or punitive damages, but excluding, as between the parties hereto, consequential damages or claims for lost profits), deficiencies, interest, costs and expenses and any claims, actions, demands, causes of action, judgments, costs and expenses (including reasonable attorneys' fees and all other reasonable expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened incurred in connection with the successful enforcement of this Agreement).

        (b)  Buyer's Indemnification Obligations. Buyer shall indemnify Seller and each of Seller's Stockholders and Representatives and their other Affiliates (the "Seller's Indemnified Parties") from, and hold the Seller's Indemnified Parties harmless from and against, any and all Damages arising out of or resulting from (i) any breach of any representation or warranty made by Buyer in this Agreement, (ii) any breach of any covenant or agreement made by Buyer in this Agreement or in any Ancillary Agreement, (iii) any Assumed Liability, and (iv) the reasonable costs of enforcing any Seller's Indemnified Party's rights hereunder.

        (c)  Indemnification Procedures.

          (i)    A party seeking indemnification pursuant to this Section 10.01 (an "Indemnified Party") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, the incurrence of any Damages, or the commencement of any action, suit or proceeding, of which it has knowledge and in respect of which indemnity may be sought hereunder, and shall give the Indemnifying Party such information with respect thereto; provided that the failure to give such required initial notice shall relieve the Indemnifying Party of any liability hereunder only to the extent that the Indemnifying Party has suffered material actual prejudice thereby. The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within ten (10) business days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim or action, suit or proceeding by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim"), to assume the defense of such Third Party Claim which involves and continues to involve solely monetary Damages; provided that the Indemnifying Party expressly acknowledges in writing that as between the Indemnifying Party and the Indemnified Party (but subject at all times to the conditions and limitations set forth in this Section 10.01, including, but without limitation, the minimum claim and maximum liability limitations contained in Section 10.01(c)(vi)), the Indemnifying Party shall be solely obligated to satisfy and discharge such Third Party Claim. Following delivery of notice of its intention to assume the defense of such Third Party Claim, (A) the Indemnifying Party shall not be liable hereunder for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof and (B) the Indemnifying Party shall make reasonably adequate provisions to ensure the Indemnified Party of the ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that may result (the conditions set forth in clauses (A) and (B) are collectively referred to as the "Litigation Conditions").

          (ii)  Within ten (10) days after the Indemnifying Party has given notice to the Indemnified Party of its exercise of its right to defend a Third Party Claim, the Indemnified Party shall give notice to the Indemnifying Party of any objection thereto based upon the Litigation Conditions. If the Indemnified Party so objects, the Indemnified Party shall continue to defend the Third Party Claim until such time as such objection is withdrawn. If no such notice is given, or if any such objection is withdrawn, the Indemnifying Party shall be entitled to assume and conduct such defense, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party, until such time as the Indemnified Party shall give notice that any of the Litigation Conditions, in its reasonable judgment, are no longer satisfied.

          (iii)  The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), enter into any compromise or settlement which commits the Indemnified Party to take, or to forbear to take, any action. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim that the Indemnifying Party shall not have assumed the defense of, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief, and shall have the right to settle any such Third Party Claim involving monetary damages with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all the parties hereto shall reasonably cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

          (iv)  The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other party is defending as provided in this Agreement.

          (v)  No action or claim for Damages arising out of or resulting from a breach of representations or warranties shall be brought or made after the expiration of the periods set forth in Section 10.03.

          (vi)  The indemnification provided for in Section 10.01(a) or Section 10.01(b) hereof shall not be required unless and until, at the time of any such determination, the aggregate amount of Damages otherwise subject to indemnification under this Section 10.01 exceeds $75,000, and then shall be payable in full up to a maximum amount equal to the value of the Indemnity Shares as of the Closing Date for the aggregate amount of all Damages payable to all Buyer Indemnified Parties and all Seller's Indemnified Parties, as the case may be; provided, however, that the foregoing maximum shall not apply to any claim based on a breach of any representation or warranty made by a party in this Agreement or any Ancillary Agreement constituting fraud.

          (vii) No right to indemnification under this Section 10.01 shall be limited by reason of any investigation or audit conducted before or after the Closing of any party hereto or the knowledge of such party of any breach of any representation, warranty, agreement or covenant by the other party at any time, or the decision by such party to complete the Closing. Notwithstanding anything to the contrary herein, each party shall have the right, irrespective of any knowledge of audit or investigation by such party, to rely fully on the representations, warranties and covenants of the other parties contained herein. Each party acknowledges and agrees that each of the representations and warranties of such party in this Agreement is not to be affected or limited by any previous or other disclosures, express or implied, to any other party or its Representatives.

        (d)  Escrow Claims. Not withstanding any other provision of this Article X, if any claim for indemnification is made by Buyer pursuant to this Article X prior to the expiration of the escrow under the Escrow Agreement, Buyer shall apply to the Escrow Agent for reimbursement of such claim in accordance with the provisions of this Section 10.01(d) and the provisions of the Escrow Agreement. Except in cases of intentional fraud and willful misconduct, and except for breaches of representations and warranties contained in Section 3.15 occurring after the expiration of the Escrow Fund pursuant to the terms of the Escrow Agreement, or as provided below in this paragraph, the rights of Buyer to make claims against the Escrow Fund in accordance with this Section 10.01(d) shall be the sole and exclusive remedy of Buyer for any claim for indemnification made by the Buyer pursuant to Article X above. If the Escrow Fund has a value less than the Floor and is insufficient to satisfy a claim for indemnification pursuant to this Section 10.01(d), then Seller, and each Seller's Stockholder, shall be obligated to pay (in addition to any cash or Indemnity Shares in the Escrow Fund) additional cash to satisfy the unsatisfied portion of such claim ("Additional Indemnity Payments"), but only up to the amount, if any, of the Floor.

        For purposes of this Section 10.01(d), the following definitions shall apply:

        "Fair Market Value" means the value of the relevant block of Indemnity Shares based on the Closing Five-Day Average Stock Price as of the relevant Calculation Date, if the Indemnity Shares are then listed on the NSM; provided that if such Indemnity Shares are not so reported or listed, then the Fair Market Value shall be the net proceeds actually received by the Escrow Agent in connection with the sale of such block.

        "Floor" means an amount (but not less than zero) determined on the date of the actual release of any Indemnity Shares in respect of any claim (a "Paid Claim") made by the Buyer pursuant to this Section 10.01(d) (the "Calculation Date") and shall be equal to, the result obtained by subtracting (x) the sum of (A) the Fair Market Value of any Indemnity Shares (or cash in lieu thereof) paid in respect of any previous Paid Claim and (B) any Additional Indemnity Payments made by the Seller in connection with any previous Paid Claim from (y) the sum of the Fair Market Value of the Liquid Stock, if any, in the Escrow Account on the Calculation Date (or cash in lieu thereof) and (B) the Fair Market Value of each block of Locked-up Stock, if any, in the Escrow Account on the Calculation Date.

        "Liquid Stock" means any block of Indemnity Shares that is freely tradable on the NSM and that is not Locked-up Stock.

        "Locked-up Stock" means any block of Indemnity Shares that is either not freely tradable on the NSM or as to which the lock-up restrictions set forth in Exhibit H of this Agreement have not expired.

        (f)    Other Remedies. Except in cases of fraud and willful misconduct, Section 10.01(d) shall be the sole and exclusive remedy for breaches of representations, warranties, pre-Closing covenants contained in this Agreement and any other matter arising out of or related to the subject matter of this Agreement; provided however, neither Party shall be foreclosed from and each Party shall be permitted to pursue (i) any and all equitable relief or other equitable remedies (including, without limitation specific performance) that may be available to such Party, and (ii) any applicable statutory, equitable, common law or other remedy that may be available to such Party for breach of any post-Closing covenants contained herein.

        10.02    Security for Indemnification Obligations of Seller.

        Seller's indemnification obligations under this Section 10 shall be secured by the pledge by Seller to Buyer of the Indemnity Shares issued by Buyer to Seller pursuant to the terms of this Agreement. Such pledge shall be evidenced and governed by the Pledge and Security Agreement.

        10.03    Survival.

        The representations and warranties of the parties hereto in this Agreement shall survive the Closing until the three (3) year anniversary of the Closing Date; provided, however, that Sections 3.01, 3.02, 3.03 and 3.07 shall survive indefinitely.

ARTICLE XI

MISCELLANEOUS

        11.01    Notices.

        All notices, requests and other communications to either party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

        if to Buyer, to:

    24/7 Real Media, Inc.
    1250 Broadway
    New York, NY 10001
    Attn: General Counsel
    Facsimile No.: (212) 760-2811

        if to Seller, to:

    Dan Sleasman, Esq.
    Girvin & Ferlazzo, P.C.
    20 Corporate Woods Blvd.
    Albany, NY 12211
    Facsimile No.: (518) 462-5037

        11.02    Amendments; No Waivers.

        (a)  Any provisions of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

        (b)  No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        11.03    Expenses.

        Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Buyer shall pay all sales and transfer taxes that may be imposed by reason of the sale, transfer, assignment and delivery of the Purchased Assets and shall timely prepare and file all tax returns related thereto.

        11.04    Successors and Assigns.

        Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        11.05    No Third-Party Beneficiaries.

        This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies; provided that each party may assign the benefits of this Agreement to any of its Affiliates.

        11.06    Governing Law.

        This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of law. Each party hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the Southern District of New York for the adjudication of any dispute hereunder.

        11.07    Counterparts; Effectiveness.

        This Agreement may be signed in any number of counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

        11.08    Entire Agreement.

        This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral (including any letter of intent), between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. None of this Agreement, the Ancillary Agreements or the Confidentiality Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

        11.09    Captions.

        The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

        11.10    Incorporation of Exhibits and Schedules.

        The Exhibits and Schedules referred to in this Agreement are incorporated herein and made a part hereof. For the avoidance of doubt, disclosure or other information set forth on a Schedule may be incorporated by reference into another Schedule by express reference thereto.

[Signature page follows.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INSIGHT FIRST, INC.

By:	Name:
Title:
24/7 REAL MEDIA, INC.

By:	Name:
Title:

Accepted and agreed as of the date first above written, by the Seller's Stockholders named below:
By:	Tony Schmitz

EXHIBIT A

Form of Assignment of Intellectual Property Agreement
[Attached]

EXHIBIT B

Form of Bill of Sale, Assignment and Assumption Agreement
[Attached]

EXHIBIT C

Determination Of
"Gross Revenue Related To Purchased IP"

        This Exhibit C contains the criteria used to determine whether Seller is entitled to receive any Incremental Payment, as defined in the Asset Purchase Agreement dated January 21, 2003 (the "Agreement"), by and between 24/7 Real Media, Inc., a Delaware corporation (the "Buyer"), and Insight First, Inc., a Delaware corporation (the "Seller"), to which this Exhibit C is attached. Any capitalized term not defined in this Exhibit C shall have the meaning assigned to the term in the Agreement. For Seller to be entitled to receive any Incremental Payment, both the Revenues Test and the Product Performance Test set forth below must be met for the 2003 Fiscal Year of Buyer or the 2004 Fiscal Year of Buyer, as the case may be, as more particularly described below.

        Notwithstanding anything herein to the contrary, Buyer agrees to operate the Business in good faith and will take no action to circumvent its Earn-Out Payment obligations. For the avoidance of doubt, Buyer's management shall use commercially reasonable efforts to allocate resources to: (i) provide sales and marketing personnel of Buyer training for the sale of the Acquired Products/Functionality (as defined below); (ii) provide compensation and sales incentives to such personnel consistent with Buyer's current practice with its existing technology products and services; and (iii) continue the development and enhancement of the Acquired Products/Functionality consistent with the development and enhancement of existing technology products and services of Buyer.

I. REVENUES TEST

        A. The term "Business" as used in this Exhibit C means the Business (including the Purchased Assets) acquired pursuant to the Agreement. Except as specifically provided in this Exhibit C, the Business shall not include any other business or assets of any other business entity owned or acquired by Buyer during Buyer's 2003 Fiscal Year or 2004 Fiscal Year, as the case may be, unless otherwise agreed in writing by the Parties. It is specifically, contemplated by the Parties, that Buyer's management will use commercially reasonable efforts to: (i) develop a service offering to include analysis of customer information derived from the Acquired Products/Functionality; and (ii) an effort will be made to integrate (as components, modules, or as a combined sales offering) the Acquired products/Functionality with products and/or services offered or to be offered by Buyer.

        B. For purposes of this Exhibit C, "Gross Revenue Related to Purchased IP" (sometimes referred to in this Exhibit C, as "Revenue") of the Business for the relevant period shall be determined in the following manner. All determinations of Revenue shall be made in accordance with GAAP, applied in a manner consistent with the financial statements of the Buyer, and shall be net of: (i) any returns or bad debt expense and (ii) any amount paid, or to be paid, by Seller pursuant to any revenue sharing agreement(s) entered into by Buyer and assumed by Seller.

        For the avoidance of doubt, "Gross Revenue Related to Purchased IP" shall include, and be equal to the sum of, the following components:

        1.    The amount, if any, as determined by Buyer, of revenues from the licensing or sale of any of the products or functionality included in the Business (and the Purchased Assets) acquired from the Seller (together with any enhancements thereto made after the Closing Date, the "Acquired Products/Functionality"), and offered by the Buyer on a stand-alone product basis or on a stand-alone application service provider or co-location basis, but not in conjunction with, or bundled with, any of Buyer's existing products and services. All of these amounts shall be included in "Revenue."

        2.    In the event that: (x) Acquired Products/Functionality are integrated with other products or services offered by Buyer not derived from such Acquired Products/Functionality, and (y) the revenues solely attributable to the Acquired Products/Functionality cannot readily be determined by Buyer ("Combined Products/Functionality"), Buyer shall make a reasonable allocation of the revenues realized from the licensing or sale of Combined Products/Functionality between the Acquired Products/Functionality and other products or services of Buyer, acting in good faith and consistently with other similar allocations made by Buyer hereunder or for other purposes. In making such reasonable allocation, Buyer shall take into account, but shall not be required to assign any particular importance to, such factors as: (i) the revenue generally derived from the Acquired Products/Functionality from customers of similar size; (ii) the relative importance of the Acquired Products/Functionality in the decision of the customer to utilize any Combined Products/Functionality; and (iii) such other factors as Buyer shall deem appropriate and commercially reasonable. "Revenue" shall include the portion of the net revenues from the licensing or sale of Combined Products/Functionality so allocated to the Acquired Products/Functionality.

II. DISAGREEMENTS IN DETERMINATION OF REVENUE

        For the avoidance of doubt, all disputes between Buyer and Seller regarding the determination of Gross Revenue Related to Purchased IP shall be resolved in accordance with the procedure set forth in Section 2.07 of this Agreement.

EXHIBIT D

Form of Employment Agreement of Transferred Employees
[Attached]

EXHIBIT E

Form of Escrow Agreement
[Attached]

EXHIBIT G

REGISTRATION RIGHTS APPLICABLE TO PURCHASE PRICE SHARES

Section 1.01 Required Registration.

        (a)  Form S-3. As promptly as practicable, but in no event later than ninety (90) business days after the Closing Date, in the case of the Initial Stock Payment only, Buyer shall use reasonable best efforts to prepare and file with the SEC a registration statement (the "Shelf Registration Statement") on Form S-3 or another appropriate form permitting registration of the Purchase Price Shares delivered in connection with the Initial Stock Payment so as to permit promptly the resale of such Purchase Price Shares by Seller (or the designees of Seller) pursuant to an offering on a delayed or continuous basis pursuant to Rule 415 (or any successor rule) under the Securities Act (a "Rule 415 Offering") and shall use reasonable best efforts to cause the Shelf Registration Statement to be declared effective by the SEC as promptly as practicable.

        (b)  Effectiveness. Buyer shall use reasonable best efforts to keep the Shelf Registration Statement continuously effective under the Securities Act until the date that is the earliest to occur of (i) the date that all Purchase Price Shares covered by the Shelf Registration Statement have been sold, (ii) the second anniversary of the date hereof and (iii) when, in the written opinion of counsel to Buyer, all outstanding Purchase Price Shares held by persons which are not Affiliates of Buyer may be resold without registration under the Securities Act pursuant to Rule 144(k) under the Act or any successor provision thereto.

        (c)  Amendments/Supplements. Buyer shall amend and supplement the Shelf Registration Statement and the prospectus contained therein if required by the rules, regulations or instructions applicable to the registration form used by Buyer for such Shelf Registration Statement or if required by the Securities Act; provided, however, that Buyer may delay the filing of any such amendment or supplement for up to 90 days if Buyer in good faith has a valid business reason for such delay.

        (d)  Offerings. At any time after the effective date (the "Effective Date") of the Shelf Registration Statement, Seller (or the designees of Seller) subject to the restrictions and conditions contained herein (including as set forth in Exhibit G), and to compliance with all applicable state and federal securities laws, shall have the right to dispose of all or any portion of its Purchase Price Shares from time to time in negotiated or market transactions, provided, however, that no disposal of any Purchase Priced Shares shall take place in an underwritten public offering or by means of a placement agent or in any similar manner.

Section 1.02 Holdback Agreement.

        From and after the first anniversary of the date on which the Shelf Registration Statement is declared effective by the SEC, neither Seller nor its designees shall effect any public sale or distribution (including sales pursuant to Rule 144) of Purchase Price Shares, during the ten (10)-day period prior to the date on which Buyer has notified Seller that Buyer intends to commence an offering itself through the filing of a registration statement with the Securities and Exchange Commission, through the one hundred twenty (120)-day period immediately following the closing date of such offering; provided, however, that Seller shall not be obligated to comply with this Section 1.02 on more than one (1) occasion in any twelve (12)-month period.

Section 1.03 Blackout Provisions.

        Buyer shall be deemed not to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the requisite period if Buyer voluntarily takes any action that would result in Seller (or its designees) not being able to offer and sell any Purchase Price Shares during that period, unless (i) such action is required by applicable law, (ii) upon the occurrence of any event contemplated by Section 1.04(a)(8) below, such action is taken by Buyer in good faith and for valid business reasons or (iii) the continued effectiveness of the Shelf Registration Statement would require Buyer to disclose a material financing, acquisition or other corporate development, and the proper officers of Buyer shall have determined in good faith that such disclosure is not in the best interests of Buyer and its stockholders, and, in the case of clause (ii) above, Buyer thereafter promptly complies with the requirements of Section 1.04(a)(8) below.

Section 1.04 Registration Procedures.

        (a)  Procedures. In connection with the registration of the Purchase Price Shares pursuant to this Agreement, Buyer shall use its commercially reasonable efforts to effect the registration and sale of the Purchase Price Shares in accordance with Seller's intended method of disposition thereof and, in connection therewith, Buyer shall as expeditiously as practicable:

          (1)  prepare and file with the SEC the Shelf Registration Statement and use reasonable best efforts to cause the Shelf Registration Statement to become and remain effective in accordance with Section 1.01(a) and (b) above;

          (2)  prepare and file with the SEC amendments and supplements to the Shelf Registration Statement and the prospectuses used in connection therewith in accordance with Section 1.01(c) above;

          (3)  before filing with the SEC the Shelf Registration Statement or prospectus or any amendments or supplements thereto, upon request by Seller, Buyer shall furnish to one counsel selected by Seller, drafts of all such documents proposed to be filed and provide such counsel with a reasonable opportunity for review thereof and comment thereon, such review to be conducted and such comments to be delivered with reasonable promptness;

          (4)  promptly (i) notify Seller of each of (x) the filing and effectiveness of the Shelf Registration Statement and each prospectus and any amendments or supplements thereto, (y) the receipt of any comments from the SEC or any state securities law authorities or any other governmental authorities with respect to any such Shelf Registration Statement or prospectus or any amendments or supplements thereto, and (z) any oral or written stop order with respect to such registration, any suspension of the registration or qualification of the sale of the Purchase Price Shares in any jurisdiction or any initiation or threatening of any proceedings with respect to any of the foregoing and (ii) use reasonable best efforts to obtain the withdrawal of any order suspending the registration or qualification (or the effectiveness thereof) or suspending or preventing the use of any related prospectus in any jurisdiction with respect thereto;

          (5)  furnish to Seller and one counsel, a conformed copy of the Shelf Registration Statement and each amendment and supplement thereto (in each case, including all exhibits thereto) and such additional number of copies of such Shelf Registration Statement, each amendment and supplement thereto (in such case, without such exhibits), the prospectus (including each preliminary prospectus) included in such Shelf Registration Statement and prospectus supplements and all exhibits thereto and such other documents as Seller may reasonably request in order to facilitate the disposition of the Purchase Price Shares by Seller;

          (6)  [Intentionally Omitted]

          (7)  use reasonable best efforts to register or qualify the Purchase Price Shares under such securities or "blue sky" laws of such jurisdictions as Seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable Seller to consummate the disposition in such jurisdictions in which the Purchase Price Shares are to be sold and keep such registration or qualification in effect for so long as the Shelf Registration Statement remains effective under the Securities Act (provided that Buyer shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph, (ii) subject itself to taxation in any such jurisdiction where it would not otherwise be subject to taxation but for this paragraph or (iii) consent to the general service of process in any jurisdiction where it would not otherwise be subject to general service of process but for this paragraph);

          (8)  notify Seller, at any time when a prospectus relating to the Shelf Registration Statement is required to be delivered under the Securities Act, upon the discovery that, or of the happening of any event as a result of which, the Shelf Registration Statement, as then in effect, contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or any fact necessary to make the statements therein not misleading, and, subject to Section 1.03 above, promptly prepare and furnish to Seller a supplement or amendment to the prospectus contained in the Shelf Registration Statement so that the Shelf Registration Statement shall not, and such prospectus as thereafter delivered to the purchasers of such Purchase Price Shares shall not, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or any fact necessary to make the statements therein not misleading;

          (9)  cause all of the Purchase Price Shares to be listed on each national securities exchange and included in each established over-the-counter market on which or through which Buyer Common Stock is then listed or traded;

          (10) make available for inspection by the Seller, and any attorney, accountant or other agent retained by Seller, all reasonably requested financial and other records, pertinent corporate documents and properties of Buyer, and cause Buyer's officers, directors, employees, attorneys and independent accountants to supply all information reasonably requested by Seller in connection with the Shelf Registration Statement; information which Buyer determines, in good faith, to be confidential shall not be disclosed by such persons unless, subject to Section 1.03 above, (i) the disclosure of such information is required by applicable federal securities laws or is necessary to avoid or correct a misstatement or omission in such Shelf Registration Statement or (ii) the release of such information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction; Seller agrees, on its own behalf and on behalf of all of its stockholders, accountants, attorneys and agents, that the information obtained by any of them as a result of such inspections shall be deemed confidential unless and until such is made generally available to the public; Seller further agrees, on its own behalf and on behalf of all of its stockholders, accountants, attorneys and agents, that it will, upon learning that disclosure of such information is sought in a court of competent jurisdiction, give notice to Buyer and allow Buyer, at its expense, to undertake appropriate action to prevent disclosure of the information deemed confidential; nothing contained herein shall require Buyer to waive any attorney-client privilege or disclose attorney work product;

          (11) use reasonable best efforts to comply with all applicable laws related to the Shelf Registration Statement and offering and sale of securities and all applicable rules and regulations of governmental authorities in connection therewith (including, without limitation, the Securities Act and the Exchange Act, and the rules and regulations promulgated by the Commission) and make generally available to its security holders as soon as practicable (but in any event not later than fifteen (15) months after the effectiveness of the Shelf Registration Statement) an earnings statement of Buyer complying with Section 11(a) of the Securities Act;

        (b)  Further Agreements. In connection with any offering of Purchase Price Shares registered pursuant to this Agreement, Buyer shall, upon receipt of duly endorsed certificates representing the Purchase Price Shares, (x) furnish to Seller, unlegended certificates representing ownership of Purchase Price Shares being sold, if any, in such denominations as requested, and (y) instruct any transfer agent and registrar of the Purchase Price Shares to release any stop transfer order with respect thereto.

        Seller agrees that upon receipt of any notice from Buyer of the happening of any event of the kind described in paragraph (8) of Section 1.04(a), Seller shall forthwith discontinue its disposition of Purchase Price Shares (or cause its stockholders to forthwith discontinue their disposition of Purchase Price Shares) pursuant to the Shelf Registration Statement and prospectus relating thereto until its receipt of the copies of the supplemented or amended prospectus contemplated by paragraph (8) of Section 1.04(a) and, if so directed by Buyer, deliver to Buyer all copies, other than permanent file copies, then in Seller or its stockholders' possession of the prospectus current at the time of receipt of such notice relating to its Purchase Price Shares.

Section 1.05 Registration Expenses.

        All expenses incidental to Buyer's performance of, or compliance with, its obligations under this Agreement including, without limitation, all registration and filing fees, all fees and expenses of compliance with securities and "blue sky" laws (including, without limitation, the fees and expenses of counsel for underwriters or placement or sales agents in connection with "blue sky" law compliance), all printing and copying expenses, all messenger and delivery expenses, all fees and expenses of Buyer's independent certified public accountants and counsel and other Persons retained by Buyer in connection therewith (collectively, the "Registration Expenses"), shall be borne by Buyer. Buyer shall not be responsible for and shall not pay the fees and expenses of legal counsel, accountants, agents or experts retained by Seller or any of Seller's designees in connection with the sale of the Purchase Price Shares. Buyer will pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any annual audit and the expense of any liability insurance) and the expenses and fees for listing the Purchase Price Shares on the NSM.

Section 1.06 Indemnification.

        (a)  By Buyer. Buyer agrees to indemnify Seller against all losses, claims, damages, liabilities and expenses (collectively, the "Losses") caused by, resulting from or relating to any untrue or alleged untrue statement of material fact contained in the Shelf Registration Statement, any prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in, or alleged to be omitted from, any information furnished in writing to Buyer by Seller or Seller's stockholders or its or their agent expressly for use therein or by Seller's or such Seller's stockholder's failure to deliver, or its agent's failure to deliver, a copy of the Shelf Registration Statement or prospectus or any amendments or supplements thereto after Buyer has furnished Seller or such Seller's stockholder with the requested number of copies of the same.

        (b)  By Seller. In connection with the Shelf Registration Statement, Seller shall furnish to Buyer in writing information regarding each of its designee's ownership of Purchase Price Shares and its intended method of distribution thereof and shall indemnify Buyer, its directors, officers, employees and agents and each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) Buyer or such other indemnified Person against all Losses caused by, resulting from or relating to any untrue or alleged untrue statement of material fact contained in the Shelf Registration Statement, any prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission or alleged untrue statement or omission (i) is caused by, results from or relates to, or is alleged to be omitted from, such information so furnished in writing by Seller or (ii) arises out of or results from Seller failure to deliver, or its agent's failure to deliver, a copy of the Shelf Registration Statement or prospectus or any amendments or supplements thereto after Buyer has furnished Seller with the requested number of copies of the same; provided, however, that Seller shall not be liable for any claims hereunder in excess of the amount of net proceeds received by Seller (or its stockholders) from the sale of Purchase Price Shares pursuant to the Shelf Registration Statement.

        (c)  Notice. Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been prejudiced by such failure to provide such notice.

        (d)  Defense of Actions. In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party, in which event the indemnified party shall be reimbursed by the indemnifying party for the reasonable expenses incurred in connection with retaining one separate legal counsel). An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent. The indemnifying party shall lose its right to defend, contest, litigate and settle a matter if it shall fail to diligently contest such matter (except to the extent settled in accordance with the next following sentence). No matter shall be settled by an indemnifying party without the consent of the indemnified party unless such settlement contains a full and unconditional release of the indemnified party.

        (e)  Survival. The indemnification provided for under this Exhibit G shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person and will survive the transfer of the Purchase Price Shares.

        (f)  Contribution. If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who otherwise would be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons. In determining the amount of contribution to which the respective Persons are entitled, there shall be considered the Persons' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation.

Section 1.07 Transferability of Registration Rights; Seller's Stockholders.

        The rights and obligations of Seller under this Exhibit G may not be transferred or assigned without the prior written consent of Buyer. Buyer shall use its best efforts to cause its stockholders to comply with the provisions of this Exhibit G.

Section 1.08 Put Right.

        In the event that the Effective Date does not occur prior to the ninety (90) business days after the Closing Date, in the case of the Initial Stock Payment only, then Seller and Seller's Series AA preferred stockholders (as determined on the Closing Date) will have the right to require Buyer to repurchase up to an aggregate of $114,160 (for all such stockholders as a group) of the Purchase Price Shares (excluding Indemnity Shares and Purchase Price Shares beneficially owned by Transferred Employees) then issued to, and beneficially owned by, them at a price of $0.206 per share, provided, however that such right shall expire on the thirtieth (30th) day following such Effective Date; and provided, further, however that the total value of Purchase price Shares which Buyer may be requested to repurchase shall not exceed $114,160. For the avoidance of doubt, the right granted in this Section 1.08 shall be exercised by providing a written notice to Buyer certifying in reasonable detail: (i) the number of Purchase Price Shares for which a repurchase is requested; (ii) the name of the beneficial owner of such shares; and (iii) that the original certificate for such shares is attached thereto.

EXHIBIT H

Lock-Up Restrictions

Section 1.01 Transferability of Purchase Price Shares.

        (a)  Lock-up Period. Except pursuant to the terms and condition set forth in this Exhibit H Seller shall not Transfer any Purchase Price Shares issued to Seller at Closing during the period commencing on the Effective Date (as defined in Exhibit G) and ending, with respect to the number of shares designated below, on the various dates (each a "Lock-Up Expiration Date") set forth in Section 1.03 below (the "Restricted Period"). The term "Transfer" shall mean any attempt to, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, issue, pay as a dividend or redemption payment or otherwise transfer or dispose of, directly or indirectly, any of the Purchase Price Shares or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Purchase Price Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Purchase Price Shares, in cash or otherwise.

        (b)  Permitted Transfers. During the Restricted Period, Seller shall not Transfer any Purchase Price Shares except in the following circumstances:

    (i)
    to Buyer or with Buyer's prior written consent;

    (ii)
    to an Affiliate that agrees in a writing reasonably acceptable to the Company to be bound by the terms of this Agreement;

    (iii)
    pursuant to a tender offer made by a person with respect to which Buyer does not recommend rejection; or

    (iv)
    pursuant to Rule 144 of the Securities Act (a "Rule 144 Transfer") or otherwise pursuant to the Shelf Registration Statement (as defined in Exhibit G);

provided, however, that, other than pursuant to clause (iii) above, in no event shall Seller or any stockholder of Seller, and/or any other transferee of shares of Buyer Common Stock, be permitted in one calendar week to sell more than the least of (x) 50,000 shares (as such number may be adjusted for splits, dividends, etc. subsequent to the date hereof, and (z) the maximum amount permitted under Rule 144(e) of the Securities Act, if applicable, may be made in any one-week period.

Section 1.03 Lock-Up Expiration Date.

        (a)  Initial Stock Payment. With respect to Purchase Price Shares issued as part of the Initial Stock Payment, Seller may Transfer such Purchase Price Shares to its stockholders based on each stockholder's respective ownership interest in Seller, provided that:

    (i)
    if such stockholder is not also a Transferred Employee, only the following fraction of the aggregate number of Purchase Price Shares such stockholder would be entitled to based on such stockholder's total ownership interest in Seller shall be released from the restrictions on Transfer set forth above on the specified dates:

Number of Purchase Price Shares	Lock-Up Expiration Date
One third (1/3)	Effective Date
One third (1/3)	3 months after the Closing Date
One third (1/3)	6 months after the Closing Date

    (ii)
    if such stockholder is a Transferred Employee, only the following fraction of the aggregate number of Purchase Price Shares such stockholder would be entitled to based on such stockholder's total ownership interest in Seller shall be released from the restrictions on Transfer set forth above on the specified dates:

Number of Purchase Price Shares	Lock-Up Expiration Date
One third (1/3)	Effective Date
One third (1/3)	12 months after the Closing Date
One third (1/3)	24 months after the Closing Date

        (a)  Incremental Payment. With respect to Purchase Price Shares issued as part of an Incremental Payment, Seller may Transfer Purchase Price Shares to its stockholders based on each stockholder's respective ownership interest in Seller, provided that:

    (i)
    if such stockholder is not also a Transferred Employee, only the following fraction of the aggregate number of Purchase Price Shares such stockholder would be entitled to based on such stockholder's total ownership interest in Seller shall be released from the restrictions on Transfer set forth above on the specified dates:

Number of Purchase Price Shares	Lock-Up Expiration Date
100%	upon date of registration thereof
    (ii)
    if such stockholder is also a Transferred Employee, only the following fraction of the aggregate number of Purchase Price Shares such stockholder would be entitled to based on such stockholder's total ownership interest in Seller shall be released from the restrictions on Transfer set forth above on the specified dates:

Number of Purchase Price Shares	Lock-Up Expiration Date
One third (1/3)	upon date of registration thereof
One third (1/3)	6 months after receipt
One third (1/3)	12 months after receipt

        (c)  Termination of Restrictive Legends. In addition, the restrictions referred to in this Exhibit J shall cease and terminate as to any particular Purchase Price Shares (x) when, in the opinion of counsel for Buyer, such restriction is no longer required in order to assure compliance with the Securities Act, or (y) when such Purchase Price Shares shall have been transferred in a Rule 144 Transfer or effectively registered under the Securities Act. Whenever such restrictions shall cease and terminate as to any Purchase Price Shares, the holder of such shares shall be entitled to receive from Buyer, in exchange for such legended certificates, without expense (other than applicable transfer taxes, if any, if such unlegended shares are being delivered and transferred to any Person other than the registered holder thereof), new certificates for a like number of Purchase Price Shares not bearing the relevant restrictive legend(s). Buyer may request from Seller, or any stockholder of Seller, a certificate or an opinion of counsel with respect to any relevant matters in connection with the removal of any restrictive legend(s) set forth on such person's stock certificates, any such certificate or opinion of counsel to be reasonably satisfactory to Buyer.

        (d)  Copy of Agreement. A copy of this Agreement shall be filed with the corporate secretary of Buyer and shall be kept with the records of Buyer and shall be made available for inspection by any stockholder of Buyer.

        (e)  Recordation. Buyer shall not record upon its books any Transfer to any Person except Transfers in accordance with this Agreement.

        (f)    Indemnity Shares. For the avoidance of doubt, notwithstanding the foregoing, any Transfer by Seller of Purchase Price Shares that are also Indemnity Shares shall be subject to the terms and conditions of the Escrow Agreement.

Section 1.04 Voting.

        During the Term of this Agreement, Seller, and its stockholders, (i) shall be present in person or represented by proxy at all stockholder meetings of Buyer so that all Purchase Price Shares then beneficially owned by Seller, or any stockholder of Seller, shall be counted for the purpose of determining the presence of a quorum at such meetings, and (ii) shall vote, or act by consent with respect to, all Purchase Price Shares then beneficially owned by Seller, or any stockholder of Seller, pro rata in the same proportion as the votes cast by all other stockholders of Buyer.

Section 1.05 Specific Performance.

        Seller, for itself and on behalf of its stockholder, acknowledges that there would be no adequate remedy at law if it fails to perform any of its obligations hereunder, and accordingly agrees that Buyer, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of any stockholder of Seller under this Agreement in accordance with the terms and conditions of this Agreement (including this Exhibit). Any remedy under this Section is subject to certain equitable defenses and to the discretion of the court before which any proceedings therefore may be brought.

EXHIBIT I

List of Seller's Stockholders

        Tony Schmitz

EXHIBIT J

Form of Released Employee Agreement

EXHIBIT K

Form of Pledge and Security Agreement

LIST OF SCHEDULES

Seller's Schedules

Schedule 2.01	—	Purchased Assets
Schedule 2.04	—	Assumed Liabilities
Schedule 3.03	—	Non-Contravention/ Liens
Schedule 3.04	—	Required Consents
Schedule 3.05	—	Absence of Certain Changes
Schedule 3.06(b)	—	Liens
Schedule 3.08	—	Litigation
Schedule 3.09	—	Material Contracts
Schedule 3.10	—	Licenses and Permits
Schedule 3.12(a)	—	Intellectual Property- Material Intellectual Property
Schedule 3.12(b)	—	Intellectual Property- Material Licensed IP and Agreements with Third Parties
Schedule 3.12(c)	—	Intellectual Property- Right to Use of Intellectual Property
Schedule 3.12(d)	—	Intellectual Property- Infringement
Schedule 3.12(f)	—	Intellectual Property- Ownership of Intellectual Property
Schedule 3.14(a)	—	Employment Matters- Transferred Employees
Schedule 3.14(b)	—	Employment Matters- Employee Plan and Benefit Arrangements
Schedule 3.14(e)	—	Released Employees
Schedule 3.17	—	Financial Statements
Schedule 3.21		Accounts Receivable

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Exhibit 2.1
ASSET PURCHASE AGREEMENT
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ASSET PURCHASE AGREEMENT